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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Oxford Industries, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
June 14, 2010

        Oxford Industries, Inc.'s 2010 annual meeting of shareholders will be held at the Company's offices at 222 Piedmont Avenue, N.E., Atlanta, Georgia 30308, on Monday, June 14, 2010, at 3:00 p.m., local time, for the following purposes:

  (1)
  To elect three directors nominated by the Company's Board of Directors and named in the accompanying proxy statement to serve for a term of three years and until their respective successors are elected and qualified;

  (2)
  To ratify the appointment of Ernst & Young LLP to serve as the Company's independent registered public accounting firm during fiscal 2010; and

  (3)
  To transact any other business that properly comes before the annual meeting or any adjournment or postponement of the annual meeting.

        Shareholders of record as of the close of business on April 15, 2010 will be entitled to notice of and to vote at the annual meeting or at any adjournment or postponement of the annual meeting. This notice and the accompanying proxy statement are being mailed to shareholders beginning on or about May 7, 2010.

        A list of the Company's shareholders entitled to vote at the annual meeting will be available for examination by any shareholder of the Company, or his or her agent or attorney, at the annual meeting. The enclosed proxy is solicited on behalf of the Company's Board of Directors. Reference is made to the accompanying proxy statement for further information with respect to the items of business to be transacted at the annual meeting.

        Your vote is important. Regardless of whether you plan to attend the meeting, please complete and sign the enclosed proxy and return it in the accompanying, postage pre-paid envelope. You may revoke your proxy at any time before the meeting and, if you attend the meeting, you may elect to vote in person. If your shares are held in an account at a bank or broker, your bank or broker will vote your shares for you if you provide instructions on how to vote your shares. In the absence of instructions, your broker can only vote your shares on limited matters. Unlike previous years, banks and brokers holding shares on behalf of their clients no longer have the ability to cast votes in the election of directors unless they have received instructions from the beneficial owner of those shares. Therefore, if your shares are held in an account at a bank or broker, it is important that you provide instructions to your bank or broker so that your vote on the election of directors is counted.

        Attendance at the meeting is limited to shareholders, those holding proxies from shareholders and invited guests, such as members of the media. If your shares are held in an account at a bank or broker, since you are not the shareholder of record, you should bring the notice or voting instruction form you received from your bank or broker, or obtain a valid proxy card from your bank or broker, in order to gain admission to the meeting.

May 3, 2010	By Order of the Board of Directors,

Thomas E. Campbell Senior Vice President-Law, General Counsel and Secretary

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting
to be Held on June 14, 2010
This proxy statement and our annual report to shareholders for the fiscal year ended January 30, 2010 are available on the Internet at www.proxymaterials.oxfordinc.com.

OXFORD INDUSTRIES, INC.
222 Piedmont Avenue, N.E.
Atlanta, Georgia 30308

PROXY STATEMENT

For Annual Meeting of Shareholders
To Be Held on June 14, 2010

INTRODUCTION

        This proxy statement contains information relating to the annual meeting of shareholders of Oxford Industries, Inc. to be held on Monday, June 14, 2010, beginning at 3:00 p.m., local time. The annual meeting will be held at our offices at 222 Piedmont Avenue, N.E., Atlanta, Georgia 30308. You may contact our Investor Relations Department at (404) 659-2424 to obtain directions to the site of the annual meeting.

        We will begin mailing this proxy statement, the attached Notice of Annual Meeting of Shareholders and the accompanying proxy card on or about May 7, 2010 to all holders of our common stock, par value $1.00 per share, entitled to vote at the annual meeting. Along with this proxy statement, we are also sending our Annual Report to Shareholders for fiscal 2009.

INFORMATION ABOUT THE MEETING AND VOTING

Shares Outstanding

        You may vote at our 2010 Annual Meeting of Shareholders if you owned shares of our common stock as of the close of business on April 15, 2010, the record date for the annual meeting. As of the close of business on April 15, 2010, there were 16,523,729 shares of our common stock issued and outstanding. You are entitled to one vote for each share of our common stock that you owned on the record date.

Voting

        If, on April 15, 2010, your shares of our common stock were registered directly in your name with our transfer agent, Computershare, then you are a shareholder of record. As a shareholder of record, you may vote using one of the following methods:

  •
  by completing, signing and returning the enclosed proxy; or

  •
  by attending the annual meeting and voting in person.

        If you are a shareholder of record and you sign and return your proxy card but do not include voting instructions, your proxy will be voted as recommended by our Board of Directors as follows:

  •
  FOR the election of the director nominees proposed by our Board of Directors;

  •
  FOR the ratification of the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm during fiscal 2010; and

  •
  as may be recommended by our Board of Directors or, if no recommendation is given, in the discretion of the proxies designated on the proxy card, to the extent permitted under applicable law.

        A properly executed proxy card marked "Abstain" with respect to any proposal will not be voted for such proposal. If you hold your shares directly in your own name, they will not be voted unless you provide a proxy or attend the annual meeting and vote in person.

        If, on April 15, 2010, your shares were held in an account at a bank or broker, then you are the beneficial owner of shares held in "street name" and these proxy materials are being forwarded to you by that organization. The bank or broker holding your account is considered the shareholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your bank or broker on how to vote the shares in your account. Telephone and/or Internet voting may be available to direct your bank or broker on how to vote the shares in your account. The availability of telephone and/or Internet voting will depend on the voting processes of your bank or broker. Please follow the directions on your proxy card carefully. Even if your shares are held in an account at a bank or broker, you are invited to attend the annual meeting. However, since you are not the shareholder of record, you may not vote your shares in person at the meeting unless you obtain a valid proxy card from your bank or broker, and in order to gain admission to the meeting, you should bring the notice or voting instruction form you received from your bank or broker, or obtain a valid proxy card from your bank or broker.

        If you own shares that are registered in the name of more than one person, each person must sign the enclosed proxy. If the proxy is signed by an attorney, executor, administrator, trustee or guardian or by any other person in a representative capacity, the full title of the person signing the proxy should be given and a certificate should be furnished showing evidence of appointment.

Broker Discretionary Voting; Broker Non-Votes

        If you hold shares through an account with a bank or broker, your shares may be voted by the bank or broker even if you do not provide voting instructions. Banks and brokerage firms have the authority, under the rules of the New York Stock Exchange (which we refer to as the "NYSE"), to vote shares in their discretion when their customers do not provide voting instructions on certain "routine" matters. Under the NYSE's rules, as currently in effect, the ratification of Ernst & Young LLP as our independent registered public accounting firm is considered a routine matter.

        Unlike previous years, the election of directors is considered a "non-routine" matter. When a bank or brokerage firm has not received voting instructions from the beneficial holder of the shares with respect to a non-routine matter, the bank or brokerage firm cannot vote the shares on that proposal. This is called a "broker non-vote." Broker non-votes will be counted as present at the annual meeting for quorum purposes but will not be counted as entitled to vote on the non-routine matter. Therefore, if your shares are held in an account at a bank or broker, it is important that you provide instructions to your bank or broker so that your vote on the election of directors is counted.

 Changing Your Vote

        If you are a shareholder of record, you may revoke or change your vote with respect to the shares of our common stock that are registered directly in your name by doing any of the following:

  •
  delivering a written notice of revocation to our Secretary before the vote is taken at the annual meeting, such notice of revocation dated later than the proxy you want to revoke;

  •
  properly executing and delivering a later dated proxy before the vote is taken at the annual meeting; or

  •
  voting in person at the annual meeting (your attendance at the annual meeting, in and of itself, will not revoke the earlier proxy).

        If your shares are held in an account at a bank or broker, then you must follow the instructions provided by your bank or broker in order to revoke or change your vote with respect to those shares held in street name.

Quorum

        In order for us to conduct the annual meeting, the holders of a majority of the shares of our common stock issued and outstanding as of the close of business on April 15, 2010 must be present at the annual meeting in person or by proxy. This is referred to as a quorum. Abstentions and broker non-votes, if any, will be counted as shares present at the meeting for purposes of determining the presence of a quorum.

 CORPORATE GOVERNANCE AND BOARD MATTERS

General

        Our Board of Directors oversees our business in accordance with the Georgia Business Corporation Code, as implemented by our Articles of Incorporation and Bylaws. Directors are elected by our shareholders to oversee their interest in the long-term health and overall success of our company. Our Board of Directors serves as the ultimate decision-making body of our company, except for those matters reserved to, or shared with, our shareholders. Our Board of Directors elects and oversees the officers of our company, who are charged by our Board of Directors with conducting the day-to-day business of our company.

Directors

        There are currently nine members serving on our Board of Directors. The following table sets forth, as of April 15, 2010, certain information concerning our directors, as well as a description of the specific experience, qualifications, attributes and skills that led our Board of Directors to conclude that each of these individuals should serve as a director.

Name	Age	Director Since	Positions Held and Specific Experience and Qualifications

Cecil D. Conlee	73	1985	Mr. Conlee is Chairman of CGR Advisors, a provider of real estate investment advice and portfolio management services, and has held this position since 1990. Mr. Conlee currently serves as a director of National Beverage Corp. and is a member of its Audit Committee, Compensation and Stock Option Committee and Strategic Planning Committee. Mr. Conlee also serves on the Audit Committee of Vanderbilt University. Mr. Conlee served as a director of Central Parking Corporation from 1996 until 2006.

Mr. Conlee has more than 30 years of executive- and management-level experience at real estate management companies and has extensive experience serving as a director, and on various committees, of public companies, including recent service on the audit committees of National Beverage Corp. and Central Parking Corporation, lending him a high level of financial literacy that is a valuable asset to our Board of Directors and our Audit Committee. In addition, having served as one of our directors for 25 years, Mr. Conlee has extensive knowledge about our business and our industry.

George C. Guynn	67	2007
			Mr. Guynn retired in October 2006 from his position as President and CEO of the Federal Reserve Bank of Atlanta, where he worked his entire career. Mr. Guynn is a director of Genuine Parts Company, Acuity Brands, Inc., Growth Capital Portfolio, LLC and Growth Capital TEI Portfolio, LLC. Mr. Guynn serves on the Audit Committee of Genuine Parts Company and the Audit Committee and Governance Committee of Acuity Brands, Inc. He is also a trustee of SunTrust Bank's Ridgeworth Mutual Funds and a director of John Wieland Homes and Neighborhoods Inc.

Name	Age	Director Since	Positions Held and Specific Experience and Qualifications

			Mr. Guynn's prior role as President and CEO of the Federal Reserve Bank of Atlanta provides our Board of Directors with information and insight in financial and regulatory issues. In addition, Mr. Guynn's financial and accounting experience with the Federal Reserve, as well as his experience as a member of the audit committees of Genuine Parts Company and Acuity Brands, Inc., offers a high level of financial literacy and is a valuable asset to our Board of Directors and Audit Committee.

John R. Holder	55	2009	Mr. Holder is Chairman and Chief Executive Officer of Holder Properties, a commercial real estate development company, and has held this position since 1989. He is also a member of the SunTrust Bank, Regional Board.

Mr. Holder was elected to serve on our Board of Directors on March 26, 2009. In seeking out a well qualified candidate to serve on our Board of Directors, our Nominating, Compensation & Governance Committee noted Mr. Holder's strategic leadership in the growth of Holder Properties, which has been involved in over 10 million square feet of real estate development totaling in excess of $1.5 billion, as well as his extensive involvement in the financial and marketing areas of that business. His service as the Chairman and Chief Executive Officer of Holder Properties, together with various board affiliations which include civic organizations, has given him leadership experience, business acumen and financial literacy beneficial to our Board of Directors and Audit Committee.

J. Hicks Lanier*	70	1969
			Mr. Lanier has been our Chairman and Chief Executive Officer since 1981. Mr. Lanier also served as our President from 1977 until 2003. He currently serves as a director of SunTrust Banks, Inc., Crawford & Company and Genuine Parts Company. He serves on the Audit Committee and Risk Committee of SunTrust Banks, Inc. He also serves as the Chairman of the Compensation, Nominating and Governance Committee of Genuine Parts Company and as the Chairman of the Nominating / Corporate Governance / Compensation Committee of Crawford & Company. Mr. Lanier will be retiring from his position as a director of Crawford & Company at its May 2010 annual meeting.

Name	Age	Director Since	Positions Held and Specific Experience and Qualifications

			Mr. Lanier has been employed by our company for more than 45 years, and has been an executive with our company for more than 30 years. He has provided strong leadership to our company as we transformed from our historical domestic manufacturing roots into an international apparel design, sourcing and marketing company featuring a portfolio of owned and licensed lifestyle brands, company-owned retail operations, and a collection of private label apparel businesses. Mr. Lanier's long tenure with our organization has provided him a deep knowledge of our business, and his other varied business experiences, including having served on the boards of six publicly traded companies over the last 30 years, including service on various committees of these boards, exemplifies his leadership skills and offers him insights into compensation and governance issues at public companies, all of which serve our Board of Directors well.

J. Reese Lanier*	67	1974	Mr. Lanier was self-employed in farming and related businesses and had this occupation for more than five years until his retirement in 2009.

Mr. Lanier has been affiliated with our company in various official and unofficial capacities for more than 50 years, including having served as a director for more than 35 years. His father was one of the founders of our company and his son served as an executive officer of our company as recently as 2007. Mr. Lanier's deep knowledge of our business and industry, coupled with his business acumen as a sole proprietor, serves our Board of Directors well.

Dennis M. Love	54	2008
			Mr. Love is President and Chief Executive Officer of Printpack Inc., a manufacturer of flexible and specialty rigid packaging, and has served in such capacities since 1987. Mr. Love currently serves as a director of AGL Resources, Inc. Mr. Love serves as Chairman of the Nominating, Governance and Corporate Responsibility Committee of AGL Resources, Inc. and serves as a member of its Audit Committee and Executive Committee. Mr. Love is also a director of the Cleveland Group, Inc. Mr. Love served as a director of Caraustar Industries, Inc. from 1999 until its reorganization in August 2009.

			Mr. Love has more than 20 years of experience as a chief executive and, as recently as 2009, was a member of the board of directors of two other public companies, which included serving on the Compensation and Employee Benefits Committee of Caraustar Industries, Inc. and the Nominating, Governance and Corporate Responsibility Committee of AGL Resources, Inc. The insight Mr. Love gained through these board affiliations serves our Board of Directors and our Nominating, Compensation & Governance Committee well. In addition, Mr. Love's experience with Printpack Inc. includes successful domestic and international acquisitions. This experience integrating new businesses with existing businesses and Mr. Love's oversight of global operations at Printpack Inc. allows him to offer key insights as certain of our operating groups continue to expand their international operations.

Name	Age	Director Since	Positions Held and Specific Experience and Qualifications

Clarence H. Smith	59	2003	Mr. Smith is President and Chief Executive Officer of Haverty Furniture Companies, Inc., a home furnishings retailer, and has held this position since January 2003. He served as President and Chief Operating Officer of Haverty Furniture Companies, Inc. from 2002 to 2003, Chief Operating Officer of Haverty Furniture Companies, Inc. from 2000 to 2002, and Senior Vice President, General Manager — Stores of Haverty Furniture Companies, Inc. from 1996 to 2000. He is also a director of Haverty Furniture Companies, Inc.

Mr. Smith has more than 15 years of senior management experience, including in his current capacity as President and Chief Executive Officer of Haverty Furniture Companies, Inc. Haverty Furniture Companies, Inc. is an Atlanta-based, publicly traded company with over 120 showrooms in 17 states in the Southern and Midwestern regions of the United States, which affords our company, Board of Directors and Nominating, Compensation & Governance Committee valuable insight into compensation, governance and general business practices at a company with a brand management focus and retail and other direct-to-consumer business activities.

Helen B. Weeks	55	1998
			Ms. Weeks founded Ballard Designs, Inc. in 1983 and served as Chief Executive Officer until she retired in 2002. Ballard Designs, Inc. is a home furnishing catalog business which is currently part of HSN, Inc., an interactive multi-channel retailer offering retail experiences on TV, online, in catalogs and in retail and outlet stores. Ms. Weeks also previously served as a member of the Board of Directors of Cornerstone Brands, Inc., which was organized as a conglomerate of companies selling home and leisure goods and casual apparel through catalogs primarily aimed at affluent, well-educated consumers ages 35 to 60.

			Ms. Weeks has approximately 20 years of experience in a chief executive capacity. Ms. Weeks' experience in direct-to-consumer businesses, in particular with business activities aimed at demographics overlapping those of our various operating groups and that may represent future opportunities for our own operating groups, serves our Board of Directors well.

E. Jenner Wood III	58	1995	Mr. Wood has served as Chairman, President and Chief Executive Officer of SunTrust Bank, Central Group, since 2001 and has also served as Corporate Executive Vice President of SunTrust Banks, Inc. since 2005. Mr. Wood served as Executive Vice President of SunTrust Banks, Inc. from 1994 until 2005. SunTrust Banks, Inc. is a financial holding company that through its flagship subsidiary, SunTrust Bank, offers deposit, credit and trust and investment services. Mr. Wood is a director of Crawford & Company and serves on its Nominating / Corporate Governance / Compensation Committee. He is also a director of Georgia Power Company and serves on its Executive Committee and Finance Committee.

Name	Age	Director Since	Positions Held and Specific Experience and Qualifications

Mr. Wood's professional career includes over 15 years in senior management positions with SunTrust Banks, Inc. and its various affiliates. Mr. Wood's insights with respect to financial issues and the financial services industry generally, including as it relates to the retail and business aspects of SunTrust Bank's operations, together with his extensive experience on the boards of directors and committees of various public and private companies, make him a valuable asset to our Board of Directors.

*
J. Hicks Lanier and J. Reese Lanier are first cousins.

Director Independence

        Our Board of Directors reviews the independence of each of our directors annually and upon learning about intervening events that may impact director independence. In determining director independence, our Board of Directors broadly considers all relevant facts and circumstances, including the corporate governance listing standards of the NYSE. Our Board of Directors considers the issue not merely from the standpoint of a director, but also from that of persons or organizations with which the director has an affiliation. An independent director is free of any relationship with our company or management that might impair the director's ability to make independent judgments.

        Our Board of Directors has affirmatively determined that the following six of our nine directors are independent:

  •
  Cecil D. Conlee;
  •
  George C. Guynn;
  •
  John R. Holder;
  •
  Dennis M. Love;
  •
  Clarence H. Smith; and
  •
  Helen B. Weeks

        Mr. J. Hicks Lanier is an employee of our company and is not independent.

        Mr. J. Reese Lanier's son served as one of our executive officers until October 2007 and, in accordance with the NYSE's corporate governance listing standards, he would not be independent for a period of three years subsequent to the time that his son ceased to be an executive officer of our company.

        Mr. E. Jenner Wood III was designated an executive officer of SunTrust Banks, Inc. in December 2008, at which time our Chairman and Chief Executive Officer Mr. J. Hicks Lanier served as a member of the compensation committee of SunTrust Banks, Inc. Mr. Lanier ceased to serve on the compensation committee of SunTrust Banks, Inc. at the first meeting of SunTrust Banks' Board of Directors following Mr. Wood's promotion. However, pursuant to the NYSE's corporate governance listing standards, because Mr. Lanier served on SunTrust Banks, Inc.'s compensation committee at the same time Mr. Wood served as an executive officer of SunTrust Banks, Inc., Mr. Wood was not independent as of the time of such overlapping service (and would similarly not be independent pursuant to such corporate governance listing standards for a period of three years subsequent to the time that such overlap ceased).

Corporate Governance Guidelines; Conduct Policies

        Our Board of Directors has adopted Corporate Governance Guidelines that set forth certain guidelines for the operation of the Board of Directors and its committees. In accordance with its charter, our Nominating, Compensation & Governance Committee, or NC&G Committee, periodically reviews and assesses the adequacy of our Corporate Governance Guidelines. In addition, as provided under our Corporate Governance Guidelines, our Board of Directors annually conducts a self-evaluation. Our NC&G Committee oversees our Board of Directors' self-evaluation process.

        Our Board of Directors has also adopted a Conflict of Interest and Business Ethics Policy for all of our directors, officers and employees. It is our policy that all such covered persons must avoid any activity that is or has the appearance of being hostile, adverse or competitive with our business, or that interferes with the proper performance of the individual's duties, responsibilities or loyalty to our company. Members of the Executive Committee of our Board of Directors have the authority to grant a waiver of a provision of our Conflict of Interest and Business Ethics Policy to any of our employees (including any officer who is also not a director). Our Board of Directors has the exclusive authority to grant a waiver of a provision of our Conflict of Interest and Business Ethics Policy to any of our directors.

        In addition, our Board of Directors has adopted an ethical conduct policy applicable to our senior financial officers, including, among others, our chief executive officer and our chief financial officer and controller. Failure to comply with this ethical conduct policy is a serious offense and will result in appropriate disciplinary action. Our Board of Directors has the authority to approve any deviation from or waiver of this ethical conduct policy.

Board Meetings and Committees of our Board of Directors

        During fiscal 2009, our Board of Directors held four meetings and standing committees of our Board of Directors held a total of 12 meetings. Overall attendance at our board meetings and these committee meetings during fiscal 2009 was approximately 99%. During fiscal 2009, each of our directors attended at least 75% of the aggregate number of meetings of our Board of Directors and of all committees of which the director was a member during the period he or she was a director or committee member.

        Although we do not have a formal policy regarding attendance by directors at our annual meetings of shareholders, we encourage directors to attend our annual meetings of shareholders in person and, to facilitate attendance by our directors, generally schedule our annual meetings of shareholders to coincide with the date of a quarterly meeting of our Board of Directors. All of our directors attended our 2009 Annual Meeting of Shareholders.

        Our Board of Directors has a standing Executive Committee, Audit Committee and NC&G Committee. The following table identifies the members of each of these committees as of April 15, 2010 and the number of meetings held by each of these committees (and actions taken by written consent in lieu of meetings) during fiscal 2009.

Name	Executive Committee	Audit Committee	NC&G Committee
Cecil D. Conlee*	X	chair
George C. Guynn*		X
John R. Holder*		X
J. Hicks Lanier	chair
J. Reese Lanier
Dennis M. Love*	X		X
Clarence H. Smith*			chair
Helen B. Weeks*			X
E. Jenner Wood III

Total Number of Meetings	3	5	4
Actions by Written Consent	0	1	4

*
Independent Director

  Executive Committee

        Our Executive Committee has the power to exercise the authority of the full Board of Directors in managing the business and affairs of our company, except that our Executive Committee does not have certain powers that are reserved to our full Board of Directors under the Georgia Business Corporation Code. In practice, our Executive Committee serves as a means for taking action requiring our Board of Directors' approval between its regularly scheduled meetings.

  Audit Committee

        Our Board of Directors established the Audit Committee in accordance with the rules and regulations of the U.S. Securities and Exchange Commission (which we refer to as the "SEC") to assist our Board of Directors in fulfilling its responsibilities with respect to oversight of the following:

  •
  the integrity of our financial statements, reporting processes and systems of internal controls;

  •
  our compliance with applicable laws and regulations;

  •
  the qualifications and independence of our independent registered public accounting firm; and

  •
  the performance of our internal audit department and our independent registered public accounting firm.

        The principal duties and responsibilities of our Audit Committee are set forth in its charter. Our Audit Committee may exercise additional authority prescribed from time to time by our Board of Directors.

        Our Board of Directors annually evaluates the financial expertise and independence of the members of our Audit Committee. Following its review, our Board of Directors determined that Mr. Conlee is an "audit committee financial expert," as that term is defined by SEC rules and regulations. Our Board of Directors also determined that all members of the Audit Committee are independent and are financially literate in accordance with the NYSE's governance listing standards and SEC rules and regulations.

  Nominating, Compensation & Governance Committee (or NC&G Committee)

        The purpose of our NC&G Committee is to:

  •
  assist our Board of Directors in fulfilling its responsibilities with respect to compensation of our executive officers;

  •
  recommend candidates for all directorships to be filled;

  •
  identify individuals qualified to serve as members of our Board of Directors;

  •
  review and recommend committee appointments;

  •
  take a leadership role in shaping our corporate governance;

  •
  develop and recommend to our Board of Directors for adoption our Corporate Governance Guidelines;

  •
  lead our Board of Directors in an annual review of its own performance; and

  •
  perform other functions that it deems necessary or appropriate.

        Our NC&G Committee also has the following responsibilities, among others, related to compensation matters:

  •
  administering our stock option and restricted stock plans;

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  administering our Executive Performance Incentive Plan;

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  reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer, evaluating our Chief Executive Officer's performance in light of those goals and objectives and determining the compensation of our Chief Executive Officer based upon this evaluation;

  •
  reviewing and approving the compensation of our non-CEO executive officers; and

  •
  making recommendations to our Board of Directors regarding certain incentive-compensation plans and equity-based plans.

        Our Board of Directors has determined that all members of our NC&G Committee are independent in accordance with the NYSE's corporate governance listing standards. To facilitate our NC&G Committee's fulfillment of its responsibilities relating to the compensation of our Chief Executive Officer, as well as certain of our other executive officers, our Corporate Human Resources Department and other internal resources provide information to the committee, upon request. In addition, in reviewing and approving the compensation of our non-CEO executive officers, our NC&G Committee considers the recommendation and evaluation of our Chief Executive Officer.

        Pursuant to its charter, our NC&G Committee has the exclusive authority to retain a compensation consultant to assist in the evaluation of director, chief executive officer or non-CEO executive officer compensation and the non-exclusive authority to retain a search firm to assist in identifying director candidates, to retain outside counsel and to retain any other advisors the committee may deem appropriate. Our NC&G Committee has the sole discretion with respect to the retention and fees payable to any such consultants or advisors it retains.

Meetings of Non-Employee Directors

        Pursuant to our Corporate Governance Guidelines, our non-employee directors periodically meet separately from the other directors in executive sessions. Our non-employee directors include directors who are independent, as determined by our Board of Directors, and any other directors who are not officers or employees of our company even though they may have another relationship with our company or management that prevents them from being considered independent under the NYSE's corporate governance listing standards.

Board Leadership; Presiding Independent Director

        Our Board of Directors designates one of its members to serve as chair. We believe that our company and shareholders are best served by having a chair with a wide-ranging, in-depth knowledge of our business operations and the competitive landscape in which we operate. Our Corporate Governance Guidelines expressly provide that our Board of Directors may appoint one individual to serve in the dual capacity of Chief Executive Officer and chair of our Board of Directors, but they do not require that the chair of our Board of Directors be one of our executive officers or employees.

        Mr. J. Hicks Lanier, our Chief Executive Officer, currently serves as Chairman of our Board of Directors. We believe it is common practice among public companies in the United States to have the chief executive officer also chair its board of directors. In particular, in his capacity as our Chief Executive Officer, Mr. Lanier gains insights into the day-to-day operations of our business, including significant activities of our operating groups, operating results, short- and long-term objectives of our various business units and economic trends and factors impacting our business. These insights permit Mr. Lanier to help prepare agendas for Board meetings and lead discussions in a productive and efficient manner. Mr. Lanier's day-to-day operational oversight of our company also facilitates communication with our other directors and various committee members between regularly scheduled meetings of our Board of Directors when circumstances dictate. For example, during fiscal 2009, Mr. Lanier regularly communicated with our other directors on the progress of a senior secured notes financing that we undertook and completed in June 2009.

        Our Board of Directors has also designated Mr. Cecil D. Conlee as our presiding independent director. In his capacity as the presiding independent director, Mr. Conlee sets the agenda for, and chairs, executive sessions of our non-employee directors, serves as a liaison between non-employee directors and our Chairman and serves as a liaison between our shareholders and our non-employee directors. As presiding independent director, Mr. Conlee, who also serves as Chairman of our Audit Committee, is in regular contact with our Chairman and other members of senior management. These conversations permit Mr. Conlee to facilitate productive discussions during executive sessions of our non-employee directors relating to our operating results and activities, risks to our business, succession planning and business prospects.

        We believe that having an active, engaged presiding independent director, holding regular meetings of our non-employee directors in executive session, having a succession plan for senior management overseen by our Board of Directors and having our Audit Committee and NC&G Committee (each of which reports to our full Board of Directors on a quarterly basis on significant committee activities) comprised solely of independent directors mitigates any risks associated with our Chief Executive Officer chairing our Board of Directors. Our Board of Directors regularly reviews the appropriateness of its leadership structure and believes that the combination of Mr. Lanier as Chief Executive Officer and Chairman and Mr. Conlee as presiding independent director is currently the appropriate leadership structure for our Board of Directors and organization and is in the best interests of our shareholders.

Board's Role in Risk Oversight

        Our Board of Directors is ultimately charged with overseeing our business, including risks to our business, on behalf of our shareholders. In order to fulfill this responsibility, our Audit Committee, pursuant to its charter, reviews our policies with respect to our company's risk assessment and risk management. At our Audit Committee's direction and with its oversight, we conduct an enterprise risk management program (which we refer to as the "ERM program") on an ongoing basis. Our President, with the assistance of our Director of Internal Audit who reports to the Audit Committee, oversees the ERM program, with the participation and input of other members of senior management and leaders of our various operating groups.

        Our ERM program involves senior management and leaders of our various operating groups identifying potential risks to our company based on the probability of occurrence (i.e., "almost certain," "probable," "reasonably possible," "not probable" and "remote") and the likely impact to our company if such an event were to occur (i.e., "critical," "major," "moderate," "minor," and "insignificant"), based on defined parameters. Based on this analysis, we rank the various risks to our organization. For example, when our ERM program's risk categories were updated in December 2009, the highest ranking risks to our company and its operations identified by our ERM program included, among other things, risks related to protecting the value of our brand names; risks associated with the concentration of our wholesale sales among our major wholesale customers; the risks associated with maintaining a concentrated portfolio of brands; and the risks attributable to having a large percentage of our products sourced from a concentrated number of geographic locations. Accompanying these risks is management's assessment of internal controls and potential mitigating factors that would alleviate the impact to our company, as well as potential actions that could be undertaken to further mitigate the impact to our company, of the various identified risks. We continually update our ERM risk categories and priorities based on intervening events and circumstances.

        At each quarterly meeting of our Audit Committee, a portion of time is devoted to management's report to the committee on the status of the ERM program and particular risks faced by our company. Our Audit Committee actively engages management on potential strategies for reducing, eliminating or mitigating the risks to our organization. Our Audit Committee regularly reports to our Board of Directors on our ERM program. In addition to our ERM program, our Board of Directors examines specific business risks in its regular reviews of our operating groups and also on a company-wide basis as part of its regular strategic reviews.

        As part of its oversight of our overall compensation program, our NC&G Committee considers our compensation policies and procedures, including the incentives that they create and factors that may influence excessive risk taking. In particular, our compensation program provides for short-term cash incentive payments to individuals throughout our company based on satisfaction of pre-established performance targets. For employees within our various operating groups, these performance targets may be based on performance by the operating group, as a whole, or a specific business unit or business location within that operating group. Employees who are not assigned to a specific operating group typically receive cash incentives based on the satisfaction by our various operating groups of pre-established performance targets and our company as a whole of pre-established performance targets. Each cash incentive award for an individual employee within our organization is subject to a maximum amount payable to the individual. Our senior management, and with respect to our executive officers, our compensation committee, approves applicable performance targets based on our detailed, internal budgets for upcoming fiscal periods. These members of senior management receive monthly financial reports and review and analyze deviations from the budgeted plans to assess whether, among other things, the deviations were the result of inappropriate risk taking. We have concluded that our compensation policies and procedures are not reasonably likely to have a material adverse effect on our company.

Website Information

        We have posted our Corporate Governance Guidelines, our Conflict of Interest and Business Ethics Policy, our ethical conduct policy for our senior financial officers, our Audit Committee charter and our NC&G Committee charter under the "Corporate Governance" tab on our Internet website at www.oxfordinc.com. We will disclose on our Internet website at www.oxfordinc.com, to the extent and in the manner permitted by Item 5.05 of Form 8-K under Section 13 or 15(d) of the Securities Exchange of 1934, as amended (which we refer to as the "Exchange Act"), (1) the nature of any amendment to our Conflict of Interest and Business Ethics Policy or our ethical conduct policy for our senior financial officers (other than technical, administrative or other non-substantive amendments), (2) our approval of any material departure from a provision of these conduct policies granted to any of our executive officers or directors, or (3) our failure to take action within a reasonable period of time regarding any material departure from a provision of these conduct policies that has been made known to any of our executive officers.

Director Nomination Process

        In accordance with our corporate governance guidelines, our NC&G Committee periodically reviews the skills and characteristics required of our directors in the context of the existing make-up of our Board of Directors. This assessment includes issues such as independence, age, skills such as understanding of our industry, general business knowledge and experience, financial literacy and expertise, availability and commitment, and other criteria that our NC&G Committee finds to be relevant.

        Although we do not have a formal policy with respect to our NC&G Committee's consideration of diversity in identifying nominees for directors, our NC&G Committee recognizes that a diversity of viewpoints and practical experiences can enhance our Board of Directors' effectiveness. Accordingly, it is the practice of our NC&G Committee in evaluating potential candidates to serve on our Board of Directors to not only consider the factors identified above but to give particular consideration to the diverse experiences and perspectives that a prospective candidate may bring to our Board of Directors. In order to accomplish its objectives, our NC&G Committee's evaluations of potential candidates generally involve a review of the candidate's background and credentials, interviews of a candidate by one or more members of our Board of Directors, and discussions among our directors. Based on its evaluation in light of the foregoing factors, our NC&G Committee recommends candidates to our full Board of Directors which, in turn, selects candidates to be nominated for election by the shareholders or to be elected by our Board of Directors to fill a vacancy.

Director Compensation

  Compensation Program for Fiscal 2009

        During fiscal 2009, our non-employee directors received compensation in accordance with the following program guidelines:

  •
  an annual stock retainer (subject to a limited vesting period coinciding with one year of service on our Board of Directors) granted to each non-employee director with a grant date fair value of $30,000;

  •
  an annual cash retainer of $30,000 payable in quarterly installments to each non-employee director (for fiscal 2009, our non-employee directors were given the option to elect to receive the cash retainer in the form of a one-time stock grant having a grant date fair value of $30,000, subject to a limited vesting period coinciding with the vesting period for the stock retainer);

  •
  an additional $10,000 annual cash retainer payable in quarterly installments to the chair of our Audit Committee;

  •
  an additional $6,000 annual cash retainer payable in quarterly installments to the chair of our NC&G Committee; and

  •
  a $1,250 meeting fee for each committee or board meeting attended.

        Director compensation is paid for the twelve-month period commencing with each annual meeting of shareholders. The number of shares of our restricted stock to be issued in respect of each non-employee director's annual stock retainer (and in respect of the annual cash retainer if a director elected to receive that portion of his retainer in the form of stock) was based on the fair market value (based on the closing price of our common stock as reported on the NYSE) as of the grant date for the restricted stock. The grant date for restricted shares issued in respect of each non-employee director's annual retainer for fiscal 2009 was June 30, 2009 and these shares will vest on June 14, 2010 (the date of this year's annual meeting). For fiscal 2009, each of Messrs. Holder and Love elected to receive his cash retainer in the form of restricted stock.

        Employee directors do not receive an annual retainer or meeting fees for their service on our Board of Directors.

  Director Compensation for Fiscal 2009

        The table below summarizes the compensation we paid to our non-employee directors for fiscal 2009.

Name	Fees Earned or Paid in Cash($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Cecil D. Conlee	45,001	29,999	1,591	76,591
George C. Guynn	33,751	29,999	1,206	64,956
John R. Holder(3)	16,253	67,491	1,485	85,229
J. Reese Lanier	27,501	29,999	1,253	58,753
Dennis M. Love	12,503	59,998	1,513	74,013
Clarence H. Smith	39,501	29,999	1,253	70,753
Helen B. Weeks	32,501	29,999	1,305	63,805
E. Jenner Wood III	28,751	29,999	1,253	60,003

(1)
Reflects the grant date fair value associated with stock awards made to each of our directors during fiscal 2009, as calculated in accordance with the provisions of the Financial Accounting Standards Board Accounting Standards Codification 718, Compensation — Stock Compensation ("FASB Topic 718").

The assumptions used in valuing the stock awards are described under the captions "Stock-Based Compensation" and "Long-Term Stock Incentive Plan" in Notes 1 and 7, respectively, to our consolidated financial statements included in our Annual Report on Form 10-K for fiscal 2009 filed with the SEC on March 31, 2010.

The table below summarizes the grant date fair value of stock awards to each of our non-employee directors and the aggregate number of restricted shares of our common stock held by each of our non-employee directors as of January 30, 2010.

	Grand Date Fair Value ($)
Name	March 26, 2009	June 30, 2009	Total Restricted Shares Held at January 30, 2010 (#)
Cecil D. Conlee	—	29,999	4,281
George C. Guynn	—	29,999	3,557
John R. Holder	7,494	59,998	5,150
J. Reese Lanier	—	29,999	3,557
Dennis M. Love	—	59,998	5,150
Clarence H. Smith	—	29,999	3,557
Helen B. Weeks	—	29,999	3,557
E. Jenner Wood III	—	29,999	3,557
(2)
Represents the dollar value of dividends paid on unvested stock awards which was not factored into the grant date fair value for the stock. Amounts in respect of perquisites and other personal benefits provided to each of our directors during fiscal 2009, consisting of discounted and complimentary apparel and related merchandise, had a total value of less than $10,000 and, in accordance with SEC rules and regulations, are excluded from this table.

(3)
Mr. Holder was elected to our Board of Directors on March 26, 2009 and received a pro-rated portion of the annual cash and stock retainers received by our other directors in respect of the twelve-month period that commenced as of our 2008 Annual Meeting of Shareholders. The restricted shares issued to Mr. Holder in connection with that pro-rated annual retainer were granted on March 26, 2009 and vested on June 15, 2009 (consistent with the vesting of restricted shares granted to our other non-employee directors in respect of the twelve-month period that commenced as of our 2008 Annual Meeting of Shareholders). Amounts paid to our other non-employee directors in respect of the cash and stock retainers in respect of the twelve-month period that commenced as of our 2008 Annual Meeting of Shareholders are not reflected in the table above, as all such amounts were paid or granted during fiscal 2008 (consistent with our compensation practices that were in effect during fiscal 2008).

  Director Stock Ownership Guidelines

        Our Board of Directors has established stock ownership guidelines for our non-employee directors. The ownership guidelines specify a target number of shares of our common stock that our non-employee directors are expected to accumulate and hold within three years of the later of the effective date of the guidelines or the date of appointment to our Board of Directors (which we refer to as the "director's determination date"). The specific guidelines for each applicable individual are established based on the fair market value of our common stock (based on a 365-day trailing average for our common stock price as reported on the NYSE as of the director's determination date) and the amount of the director's annual retainer as of the director's determination date. Pursuant to these guidelines, each of our non-employee directors is expected to own or acquire shares of our common stock having a fair market value equal to one times his or her annual retainer.

        Shares owned outright by a non-employee director or by members of his or her immediate family sharing the same household, restricted stock and shares held in trust for the benefit of the non-employee director or his or her immediate family are counted towards satisfying the applicable guideline. As of April 15, 2010, each of our non-employee directors had satisfied the ownership guidelines applicable to him or her.

EXECUTIVE OFFICERS

        The following table sets forth information about our executive officers as of April 15, 2010:

Name	Age	Position Held
J. Hicks Lanier	70	Chairman and Chief Executive Officer
Thomas E. Campbell	46	Senior Vice President-Law, General Counsel and Secretary
Thomas C. Chubb III	46	President
K. Scott Grassmyer	49	Senior Vice President, Chief Financial Officer and Controller
Dennis D. MacCulloch	66	President, Lanier Clothes
Knowlton J. O'Reilly	70	Group Vice President
Panayiotis P. Philippou	52	CEO, Ben Sherman Group
Terry R. Pillow	57	CEO, Tommy Bahama Group
Scott D. Sennett	46	President, Oxford Apparel Group

        All of our executive officers are elected by and serve at the discretion of either our Board of Directors or the Chairman of our Board of Directors.

        Mr. J. Hicks Lanier has been our Chairman and Chief Executive Officer since 1981. Mr. Lanier also served as our President from 1977 until 2003. He currently serves as a director of SunTrust Banks, Inc., Crawford & Company and Genuine Parts Company. He serves on the Audit Committee and Risk Committee of SunTrust Banks, Inc. He also serves as the Chairman of the Compensation, Nominating and Governance Committee of Genuine Parts Company and as the Chairman of the Nominating / Corporate Governance / Compensation Committee of Crawford & Company. Mr. Lanier will be retiring from his position as a director of Crawford & Company at its May 2010 annual meeting.

        Mr. Thomas E. Campbell has served as Senior Vice President-Law, General Counsel and Secretary since 2008. Mr. Campbell served as our Vice President-Law, General Counsel and Secretary from 2006 to 2008. Prior to joining our company, Mr. Campbell was Senior Counsel at Interface, Inc., a manufacturer and marketer of floor coverings and fabrics, where he had served since 1997.

        Mr. Thomas C. Chubb III was elected President in June 2009. He served as our Executive Vice President from 2004 until June 2009 and, from 1999 to 2004, he served as our Vice President, General Counsel and Secretary.

        Mr. K. Scott Grassmyer has served as Senior Vice President, Chief Financial Officer and Controller since 2008. Mr. Grassmyer served as our Senior Vice President and Controller from 2004 to 2008. From 2003 to 2004, he served as our Vice President and Controller. Mr. Grassmyer was appointed our Controller in 2002.

        Mr. Dennis D. MacCulloch was promoted to the position of President, Lanier Clothes (one of our operating groups), in March 2010. From 2005 until his March 2010 promotion, Mr. MacCulloch served as President, National Accounts for Lanier Clothes. From 1997 until 2005, Mr. MacCulloch served as Vice President, National Accounts for Lanier Clothes.

        Mr. Knowlton J. O'Reilly is Group Vice President and has held that position since 2007. Mr. O'Reilly previously served as a Group Vice President of our company from 1978 until 2006. Mr. O'Reilly's previous employment with our company ended in June 2006 in connection with the sale of our Womenswear Group. From June 2006 until November 2007, Mr. O'Reilly served as Group Vice President of The Millwork Trading Co., Ltd., d/b/a Li & Fung USA, a subsidiary of Hong Kong-based consumer sourcing goods company Li & Fung Trading Limited and the purchaser of our Womenswear Group. Mr. O'Reilly also served as a member of our Board of Directors from 1987 to 2005.

        Mr. Panayiotis P. Philippou is CEO, Ben Sherman Group (one of our operating groups), and has held that position since January 2010. Mr. Philippou joined our company in November 2009 as CEO-elect of Ben Sherman Group. From 2007 until September 2009, Mr. Philippou served as CEO of World Design & Trade Co. Ltd., a designer and wholesaler of branded men's and women's casual wear. From 1995 until 2007, Mr. Philippou was employed by

Diesel S.p.A., an Italian-based apparel design company, including as Managing Director of Diesel UK starting with that division's launch in 2003, and later as CEO of Diesel S.p.A.'s North American operations.

        Mr. Terry R. Pillow is CEO, Tommy Bahama Group (one of our operating groups), and has held that position since 2008. Prior to joining our company, from 2005 to 2006, Mr. Pillow served at Polo Ralph Lauren Corporation as President & Chief Executive Officer, Ralph Lauren Footwear. From 1999 to 2005, Mr. Pillow was Executive Vice President for Reebok International Limited, where he served as President & Chief Executive Officer of Ralph Lauren Footwear from 2001 to 2005.

        Mr. Scott D. Sennett is President, Oxford Apparel Group (one of our operating groups), and has held this position since March 2010. From August 2009 to March 2010, Mr. Sennett served as Executive Vice President, Oxford Apparel Group. Prior to joining our company in August 2009, Mr. Sennett was Executive Vice President of Sales and Marketing at StyleMark, Inc., the world's largest diversified accessories and eyewear company, starting in 2008. Mr. Sennett's employment with StyleMark, Inc. began when it acquired Motive Eyewear, Inc., a designer and supplier of sunglasses, reading glasses, and optical frames primarily in the United States and Canada, where Mr. Sennett had served as Executive Vice President and General Manager starting in 2004.

        In addition, the following individuals served as executive officers of our company during all or a significant portion of fiscal 2009.

        Mr. Miles H. Gray served as CEO, Ben Sherman Group, from our acquisition of Ben Sherman Limited in 2004 until his retirement in January 2010. Prior to joining our company, Mr. Gray had been the CEO of Ben Sherman Limited since 2000. From 1997 to 2000, Mr. Gray was Ben Sherman's European Sales & Marketing Director.

        Mr. James F. Tuman III served as President, Lanier Clothes, from 2005 until his retirement from that position in March 2010. From 1994 to 2005, Mr. Tuman served as Group Manager and Vice President-Manufacturing of Lanier Clothes.

EXECUTIVE COMPENSATION

Fiscal Years

        We refer in this section of our proxy statement to "fiscal 2008," which is the 52 week period which commenced on February 3, 2008 and ended on January 31, 2009; "fiscal 2009," which is the 52 week period which commenced on February 1, 2009 and ended on January 30, 2010; and "fiscal 2010," which is the 52 week period which commenced on January 31, 2010 and will end on January 29, 2011.

        On October 8, 2007, our Board of Directors approved a change to our fiscal year end. Effective with our fiscal year which commenced on June 2, 2007, our fiscal year ends at the end of the Saturday closest to January 31 and will, in each case, begin at the beginning of the day next following the last day of the preceding fiscal year. Accordingly, there was an eight month transition period from June 2, 2007 through February 2, 2008, which we refer to as our "eight month transition period ended February 2, 2008." Because our eight month transition period ended February 2, 2008 represents an eight month period, compensation amounts disclosed with respect to the eight month transition period are not directly comparable to amounts presented for fiscal 2008 and fiscal 2009.

Named Executive Officers for Fiscal 2009

        Under the rules of the SEC, we are required to disclose compensation and related information relating to our principal executive officer, our principal financial officer, our three most highly compensated executive officers other than the principal executive officer and principal financial officer who were serving as executive officers at the end of fiscal 2009 and up to two additional individuals for whom disclosure would have been provided pursuant to the preceding but for the fact that the individual was not serving as an executive officer at the end of fiscal 2009. We have determined under these rules that our "named executive officers" for fiscal 2009 are as follows:

  •
  Mr. J. Hicks Lanier, our Chairman and Chief Executive Officer (who is our principal executive officer);

  •
  Mr. K. Scott Grassmyer, our Senior Vice President, Chief Financial Officer and Controller (who is our principal financial officer);

  •
  Mr. Thomas C. Chubb III, our President;

  •
  Mr. Terry R. Pillow, CEO, Tommy Bahama Group;

  •
  Mr. Knowlton J. O'Reilly, our Group Vice President; and

  •
  Mr. Miles H. Gray, who formerly served as CEO, Ben Sherman Group (but was not serving as an executive officer at the end of fiscal 2009).

        Because Messrs. Pillow and O'Reilly were not named executive officers for our eight month transition period ended February 2, 2008, compensation information for these individuals for our eight month transition period ended February 2, 2008 is not included in this proxy statement.

        In addition, compensation paid to Mr. Gray is denominated in pounds sterling. In this proxy statement, compensation paid to Mr. Gray has been restated to U.S. dollars based on (a) an exchange rate of pounds sterling 1.00 = U.S.$1.57 for amounts paid to Mr. Gray during or in respect of fiscal 2009, (b) an exchange rate of pounds sterling 1.00 = U.S.$1.81 for amounts paid to Mr. Gray during or in respect of fiscal 2008, and (c) an exchange rate of pounds sterling 1.00 = U.S.$2.02 for amounts paid to Mr. Gray during or in respect of our eight month transition period ended February 2, 2008. In each case, the exchange rate used to restate compensation paid to Mr. Gray represents the average month-end exchange rate during the applicable fiscal period that was used for financial reporting purposes.

Compensation Discussion and Analysis

  Significant Actions during Fiscal 2009

        In light of the considerable deterioration in the economic environment, we took certain actions in response to the challenging business conditions faced by our company during fiscal 2009. These actions included the following:

  •
  None of our named executive officers received a salary increase for fiscal 2009 other than Mr. Chubb, who received an increase in his base salary in connection with his promotion to the position of President;

  •
  In March 2009, at the request of Mr. Lanier, our NC&G Committee (which we refer to in this section of the proxy statement as our "compensation committee") approved a 40% reduction in the base salary paid to Mr. Lanier;

  •
  In March 2009, Mr. Lanier, Mr. Grassmyer and Mr. Chubb each voluntarily declined cash incentive awards that he would have otherwise received in respect of fiscal 2008 and, with the approval of our compensation committee, no such incentive awards were paid to Mr. Lanier, Mr. Grassmyer or Mr. Chubb;

  •
  In respect of fiscal 2009, our compensation committee suspended our annual cash incentive program for our named executive officers under our Executive Performance Incentive Plan (which we refer to as the "EPIP");

  •
  In June 2009, after considering the significant reductions in cash compensation opportunities for our named executive officers for fiscal 2009 and in order to incent retention of key members of management and sufficiently align the interests of our shareholders and management, our compensation committee approved restricted stock grants to certain of our named executive officers that were greater than the number of shares granted to them in prior fiscal years;

  •
  Effective July 1, 2009, we temporarily suspended the matching contributions we would have paid under our Retirement Savings Plan (company matching contributions were reinstituted for calendar year 2010 but at a lower rate than previously in effect); and

  •
  For calendar year 2010, we reduced the rate of company matching contributions under our Deferred Compensation Plan.

        The following table summarizes the total cash compensation (base salary and cash incentive awards) paid to each of our named executive officers for fiscal 2009 in comparison to fiscal 2008, including the percentage change in the total cash compensation paid to these individuals between such fiscal years, as a result of these actions.

Name	Fiscal 2008 Base Salary ($)	Fiscal 2008 Cash Incentive ($)(1)	Fiscal 2008 Total Cash Compensation ($)	Fiscal 2009 Base Salary ($)	Fiscal 2009 Cash Incentive ($)	Fiscal 2009 Total Cash Compensation ($)	Percentage Change between Fiscal 2008 and Fiscal 2009 (%)
J. Hicks Lanier	832,000	—	832,000	500,000	N/A	500,000	(39.9)
K. Scott Grassmyer	265,000	—	265,000	265,000	N/A	265,000	0
Thomas C. Chubb III	405,000	—	405,000	465,289	N/A	465,289	14.9
Terry R. Pillow(2)	663,157	493,151	1,156,308	750,000	N/A	750,000	(35.1)
Knowlton J. O'Reilly	500,000	258,497	758,497	500,000	N/A	500,000	(34.1)
Miles Gray(3)	457,025	—	457,025	400,350	N/A	400,350	(12.4)

(1)
Based on our company's performance during fiscal 2008, each of Mr. Lanier, Mr. Grassmyer and Mr. Chubb would have been entitled to receive a cash incentive award under the terms of the cash incentive program initially approved by our compensation committee for fiscal 2008. However, each of Messrs. Lanier, Grassmyer and Chubb voluntarily declined his respective incentive award in respect of fiscal 2008 and, as a result, no cash incentives were paid under our EPIP to these individuals in respect of fiscal 2008.

(2)
Mr. Pillow was hired by our company in March 2008. The amount set forth in the table above under the heading "Fiscal 2008 Base Salary" is the actual amount earned by Mr. Pillow in respect of fiscal 2008 (based on an annualized base salary of $750,000). In connection with Mr. Pillow's employment by our company, Mr. Pillow was guaranteed a cash incentive award, solely with respect to fiscal 2008. The amount set forth in the table above under the heading "Fiscal 2008 Cash Incentive" reflects the amount actually paid to Mr. Pillow in respect of his guaranteed incentive award.

(3)
Mr. Gray's base salary for each of fiscal 2008 and fiscal 2009 was £250,000. In addition, the amounts set forth with respect to compensation paid to Mr. Gray for fiscal 2009 exclude amounts paid to him pursuant to a separation agreement entered into between Ben Sherman Limited and Mr. Gray in connection with Mr. Gray's retirement in January 2010, as described below under, "— Other Significant Actions during Fiscal 2009 — Mr. Gray's Retirement."

  Significant Actions for Fiscal 2010

        Consistent with cost containment and reduction efforts undertaken by our company in the face of continuing adverse economic conditions, we have taken various steps in fiscal 2010 related to compensation for our named executive officers, including the following:

  •
  In March 2010, our compensation committee approved increases in base salary for only two of our named executive officers, Mr. Grassmyer and Mr. Chubb, based, in part, on its determination that the base salaries paid to each of these individuals during fiscal 2009 was materially below the median base salary paid to similarly situated individuals in our industry with comparable responsibilities;

  •
  In March 2010, at Mr. Lanier's insistence, our compensation committee approved no change in the base salary payable to Mr. Lanier for fiscal 2010 despite its belief that Mr. Lanier's leadership and accomplishments during fiscal 2009 more than merited a reinstatement of his base salary at a level commensurate with chief executives at comparator companies (as described below under "— Base Salaries for Fiscal 2010 — Chief Executive Officer's Review and Base Salary");

  •
  In respect of fiscal 2010, our compensation committee reinstated our annual cash incentive program under our EPIP for our named executive officers but approved performance goals under the incentive program based exclusively on the performance of our company or applicable operating group (unlike during recent fiscal years prior to fiscal 2009, where the compensation committee expressly approved awards that included incentive compensation opportunities based on the individual performance of our named executive officers);

  •
  In light of the size of equity awards to certain of our named executive officers during fiscal 2009, our compensation committee has not made any equity awards to our named executive officers for fiscal 2010;

  •
  As noted above under "— Significant Actions during Fiscal 2009," we reinstated company matching contributions payable under our Retirement Savings Plan for calendar year 2010 but at a lower rate than had been in effect during the first half of calendar year 2009; and

  •
  As noted above under "— Significant Actions during Fiscal 2009," for calendar year 2010, we reduced the rate of company matching contributions under our Deferred Compensation Plan.

  Compensation Philosophy and Objectives

        Our executive compensation programs are designed to:

  •
  maintain a strong link between pay and performance for compensation paid to our executive officers (generally through the use of both cash incentive awards conditioned on company or operating group performance and stock based awards that fluctuate in value based on the price of our common stock);

  •
  align our executive officers' interests with those of our shareholders by creating a strong focus on stock ownership; and

  •
  ensure that we are able to attract and retain exceptionally talented individuals who can deliver outstanding business performance relative to our competitors.

        Prior to fiscal 2009, our compensation committee, in approving the compensation for our Chief Executive Officer, targeted total cash compensation at the median of the total cash compensation paid to chief executives at a comparison group of "comparator companies" (as further described below under "— Role of Executive Officers in Compensation Decisions; Benchmarking"). For our other executive officers, we have historically targeted total cash compensation (base salary and cash incentive awards) between the median and 75th percentile of total cash compensation paid to similarly situated individuals in our industry with comparable responsibilities and experience of those individuals. While we target total cash compensation between the median and 75th percentile for these other executive officers, in establishing specific base salary amounts and cash incentive award target amounts payable to any individual executive officer, our compensation committee takes into consideration other factors, such as the specific individual's prior performance and accomplishment of significant business strategies, geographic distinctions, an individual's prior employment experience and compensation history, and other factors that may result in deviations from these target ranges.

        In approving the amount of long-term equity compensation paid to our executive officers, our compensation committee reviews market data to understand trends and compensation practices among comparator companies (for example, typical vesting periods and/or types of equity grants). However, in establishing specific equity awards made to our executive officers, our compensation committee generally exercises its own judgment as to the number of shares necessary to accomplish the specific objectives of a particular award (for example, retention, alignment of the interests of our executive officers with our shareholders, rewarding individual performance and/or rewarding business performance).

        Our compensation committee reviews all components of the compensation payable to our executive officers, including base salaries, cash incentive awards, and long-term equity incentive compensation.

  Role of Executive Officers in Compensation Decisions; Benchmarking

        To assist our compensation committee, the agenda for each meeting of the committee is prepared by our compensation committee in consultation with our senior management, as appropriate. Our senior management, in particular our General Counsel and our Senior Vice President-Human Resources, is responsible for providing appropriate agenda materials for our compensation committee's review and consideration. Our Chief Executive Officer, President, Chief Financial Officer, General Counsel and Senior Vice President-Human Resources regularly attend meetings of our compensation committee, excluding portions of meetings during which the committee may request to meet without one or more of such officers present.

        With the oversight of our compensation committee and Chief Executive Officer, our President and our Senior Vice President-Human Resources are tasked with reviewing and summarizing executive compensation at comparator companies, analyzing trends in executive compensation, reviewing with our compensation committee summary data (obtained from survey data and proxy data) relating to the range(s) of compensation for chief executive officers at comparator companies, and making preliminary recommendations on executive officer compensation (other than the compensation of our Chief Executive Officer) to our Chief Executive Officer. Our Chief Executive Officer reviews the materials relating to compensation of these other executive officers and makes recommendations to our compensation committee annually. In making his recommendations to our compensation committee, our Chief Executive Officer considers various factors, including an individual's performance with our company, achievement of strategic business objectives, compensation history and similar factors. Our compensation committee considers our Chief Executive Officer's recommendations with respect to the compensation paid to other executive officers in approving the components of those officers' compensation.

        To assist our compensation committee with establishing company and operating group performance goals for performance based compensation, when applicable, and in making determinations that relate to our or an operating group's satisfaction of applicable performance criteria, our Chief Financial Officer provides our compensation committee with requested information relating to our budgeted plans for future periods and to our historical financial performance, including providing certifications as to actual performance relative to established performance measures. Our compensation committee considers our Chief Financial Officer's information and certifications in establishing performance measures and in determining whether we have, or the applicable operating group has, met or exceeded the applicable performance measure.

        Compensation surveys that we used to obtain a general understanding of compensation practices and trends when making compensation recommendations and decisions for our named executive officers for fiscal 2009 and fiscal 2010 are the Towers Watson Top Management 2009/2010 Survey (consisting of surveys for Atlanta, Georgia-based companies and, where applicable to a particular executive officer, New York / New Jersey-based companies, for companies in the apparel and accessories industry and for companies with annual revenues between $500 million and $1.5 billion); Towers Watson 2009/2010 UK Compensation Survey; Salary.com's Apparel and Footwear 2009/2010 Industry Survey; Mercer's 2009/2010 Apparel Industry Survey; and Equilar, Inc. 2009/2010 Top 25 Survey.

        In addition, we review the compensation levels and reward practices, as disclosed in proxy statements, of companies we consider to be comparator companies for benchmarking purposes. To access compensation information for comparator companies, we use Equilar, Inc.'s database. The following publicly-traded companies, representing a mix of Georgia-based companies, apparel marketing companies and retailers (including certain department stores that are also our customers), constituted our comparator group in connection with compensation evaluations for fiscal 2009:

Aaron Rents, Inc.
Acuity Brands, Inc.
AGL Resources Inc.
AnnTaylor Stores Corporation
Caraustar Industries, Inc.
Carter's, Inc.
Charming Shoppes, Inc.
Chico's FAS, Inc.
Coldwater Creek Inc.
Columbia Sportswear Company
Crawford & Company
Equifax Inc.
Exide Technologies
Flowers Foods, Inc.	Genuine Parts Company
Georgia Gulf Corporation
Graphic Packaging Corporation
Guess?, Inc.
Hartmarx Corporation
Haverty Furniture Companies, Inc.
Interface, Inc.
Jones Apparel Group, Inc.
Kenneth Cole Productions, Inc.
Liz Claiborne, Inc.
Mirant Corporation
Nordstrom, Inc.
Perry Ellis International, Inc.
Phillips-Van Heusen Corporation	Quiksilver, Inc.
Rock-Tenn Company
Rollins, Inc.
Roper Industries, Inc.
Saks Incorporated
SunTrust Banks, Inc.
Synovus Financial Corp.
The Talbots, Inc.
The Timberland Company
The Warnaco Group, Inc.
Total System Services, Inc.
V. F. Corporation

        For fiscal 2010 compensation evaluations, we reviewed compensation data from the following comparator companies:

Aaron Rents, Inc.	Interface, Inc.	Rollins, Inc.
Caraustar Industries, Inc.	Jones Apparel Group, Inc.	The Warnaco Group, Inc.
Carter's, Inc.	Liz Claiborne, Inc.	Total System Services, Inc.
Columbia Sportswear Company	Perry Ellis International, Inc.	V. F. Corporation
Crawford & Company	Phillips-Van Heusen Corporation
Haverty Furniture Companies, Inc.	Polo Ralph Lauren Corporation

  Elements of Executive Officer Compensation

        Total compensation for our named executive officers has traditionally consisted of the following components:

Compensation Component	Overview	Specifics and Purpose
Base Salary	Base salary provides a fixed amount of cash compensation to our named executive officers.	Providing base salary competitive with comparator companies allows our company to attract and retain qualified executives and to compensate them for performing basic job responsibilities.

The base salaries of our named executive officers are reviewed annually, typically in the first quarter of each fiscal year, with increases made effective prospectively. Modifications to base salary are generally based on an individual's specific job level, responsibilities and performance relative to comparator group data. Merit-based salary increases encourage our named executive officers to achieve short- and long-term corporate goals that further shareholder interests.

Compensation Component	Overview	Specifics and Purpose
Short-Term/Annual Incentive Compensation	Cash incentive awards provide our named executive officers with variable cash compensation opportunities based on company, operating group and/or individual performance.	We have historically provided our named executive officers with the opportunity to receive cash incentives based on performance awards granted under the EPIP.
The EPIP is used, among other things, to attract and retain qualified executives; align the compensation paid to our executive officers with our company's performance; motivate our executive officers to work to achieve and exceed specific company performance goals; and facilitate the treatment of elements of compensation as performance-based compensation under the Internal Revenue Code.

Our compensation committee typically establishes target levels of company or operating group performance and individual incentive amounts (expressed as a percentage of base salary) for the fiscal year during the first quarter of that fiscal year. Target incentive award levels for our executive officers generally increase as an officer's responsibilities within our organization increase.

Long-Term Equity Compensation (Restricted Stock Grants)	Long-term equity incentive compensation awards incent key members of our management to remain with our company and further align the interests of our shareholders and management.
From time to time, our compensation committee has granted our named executive officers equity awards, either service-based or performance-based, under our Long-Term Stock Incentive Plan (which we refer to as the "LTIP").
In June 2009, our compensation committee awarded service-based (time-based) restricted stock grants to certain of our named executive officers. These restricted shares were scheduled to vest on April 30, 2013, subject to the condition that the participant continues to be employed with our company through the vesting date. Restricted stock grants further align the interests of our named executive officers with those of our shareholders by rewarding increases in stock price.

Compensation Component	Overview	Specifics and Purpose
Cash Retention Compensation (Ben Sherman Group Cash Retention Plan)	Cash compensation payable only upon satisfaction of service-based (time-based) vesting facilitates our retention of executives in our Ben Sherman Group.
The purpose of the Ben Sherman Group Long Term Incentive Plan (which we refer to as the "BSG Retention Plan") is to retain qualified executives of our Ben Sherman Group by providing a cash retention award to individuals who contribute materially to the growth, development and business success of that operating group. Participation in the BSG Retention Plan is limited, and awards may be made from time to time in order to attract talented individuals to our Ben Sherman Group and retain existing members of management of our Ben Sherman Group.

In October 2007, we granted an award to Mr. Gray under the BSG Retention Plan that would have paid him £250,000 on September 30, 2010, generally subject to Mr. Gray's continued employment with our Ben Sherman Group through such vesting date.

Other Benefit Plan Participation Opportunities	Our named executive officers based in the United States are generally eligible to participate in our Employee Stock Purchase Plan, Retirement Savings Plan, Non-Qualified Deferred Compensation Plan, executive medical plan and other health, life insurance and disability benefit plans made available to our U.S.-based employees (with certain limited distinctions).	These benefit plans are designed to attract and retain key employees by providing benefits competitive with those generally available at comparator companies.

Prior to his retirement effective January 30, 2010, Mr. Gray, as a U.K.-based executive officer, was eligible to participate in our Ben Sherman Group Personal Pension Plan, our Ben Sherman private medical insurance plan, our Ben Sherman Income Protection Plan and our Ben Sherman Death-in-Service Plan.

Perquisites
	From time to time, our named executive officers receive discounts on merchandise purchased directly from our distribution centers or in our retail stores, as well as complimentary meals at our Tommy Bahama restaurants or allowances for apparel merchandise.	These perquisites are designed to attract and retain key employees by providing perquisites that are common practice within our industry.

        In approving the total compensation paid to our named executive officers, our compensation committee does not expressly allocate a specified percentage of total compensation to base salary, short-term incentive compensation, long-term cash retention compensation and/or long-term equity compensation. However, our compensation committee considers the total cash compensation that would become payable to that officer in comparison to the total cash compensation ranges that are developed at the direction of our compensation committee and our Chief Executive Officer based on market surveys (as further described above under "— Role of Executive Officers in Compensation Decisions; Benchmarking").

  Other Significant Actions during Fiscal 2009

        Mr. Chubb's Promotion.    In June 2009, our Board of Directors promoted Mr. Chubb from his position as our Executive Vice President to the position of President. As a result of his promotion, Mr. Chubb took on additional executive-level responsibilities, including strategic oversight of our Ben Sherman Group. Notwithstanding our compensation committee's commitment to limit increases in cash compensation opportunities for our named executive officers in light of the challenging business conditions faced by our company, Mr. Lanier recommended, and our compensation committee approved, an increase in Mr. Chubb's annual base salary from $405,000 to $500,000. At the time Mr. Chubb's base salary was increased, our compensation committee noted that it would have been inappropriate not to reward a promotion of this nature with an increase in base salary and that the appropriate annual base salary for Mr. Chubb for the remainder of fiscal 2009 was to match the annual base salary payable to Mr. Lanier for fiscal 2009.

        Mr. O'Reilly's Anticipated Retirement.    During fiscal 2009, with the full support of Mr. O'Reilly, Mr. Scott D. Sennett was hired by our company to succeed Mr. O'Reilly in overseeing the operations of our Oxford Apparel Group. Although Mr. O'Reilly continues to be employed by our company, supervisory responsibilities with respect to our Oxford Apparel Group were turned over to Mr. Sennett in March 2010. At a meeting of our compensation committee held in January 2010, our compensation committee recognized Mr. O'Reilly's decades of service to our company in various managerial capacities and determined that in anticipation of Mr. O'Reilly's expected retirement during 2010 and accompanying transfer of responsibilities overseeing the Company's Oxford Apparel Group to his successor, it was appropriate to accelerate the vesting periods for two restricted stock grants previously made to Mr. O'Reilly. The restricted stock grants that were accelerated consisted of 25,000 shares granted to Mr. O'Reilly in March 2008, which was originally scheduled to vest in March 2011, and 37,500 shares granted to Mr. O'Reilly in June 2009, which was originally scheduled to vest in April 2013.

        Mr. Gray's Retirement.    In 2009, Mr. Gray met with Messrs. Lanier and Chubb and indicated his intention to retire during 2010. In connection with his anticipated retirement, we retained an executive search firm to identify potential successors to Mr. Gray. At the time, it was expected that identification and integration of a successor to Mr. Gray would extend well into 2010, and Mr. Gray stated that his loyalty to our Ben Sherman Group would keep him with that operating group until his successor was fully prepared to take over supervisory responsibilities of that operating group. In part due to the efforts of Mr. Gray, Mr. Panayiotis P. Philippou, formerly a senior executive at Diesel S.P.A., an Italian-based apparel design company selling men's and women's branded casual wear, was identified and ultimately employed by our Ben Sherman Group as CEO starting in January 2010. As a result of the timely identification of Mr. Philippou as Mr. Gray's successor and Mr. Philippou's quick integration into our organization, Mr. Gray concluded that he could retire and hand over supervisory responsibilities with respect to our Ben Sherman Group earlier than was initially anticipated. In connection with his retirement, we felt it was appropriate that Mr. Gray not be penalized for his successful work in transitioning responsibilities to Mr. Philippou and entered into a separation agreement with Mr. Gray that paid to him in respect of his termination of employment an amount that represented the base salary, car allowance, pension benefit and long-term cash retention payment he otherwise would have received had he continued to be employed by our Ben Sherman Group through September 2010.

  Base Salary

        Our compensation committee utilizes base salaries to provide a fixed amount of compensation to our named executive officers for the performance of their duties.

        All of the positions within our corporate headquarters are assigned a job level based on the requirements and responsibilities of the position. At the direction of our compensation committee and our Chief Executive Officer, our Corporate Human Resources Department reviews published market surveys of compensation of similarly positioned employees (within our industry and within our geographic locations) in order to obtain a general understanding of compensation practices and develop salary ranges for each of these job levels (other than for our Chief Executive Officer). These published surveys include industry specific reports from Mercer HR Consulting, Salary.com, and Towers Watson (as described above under "— Role of Executive Officers in Compensation Decisions; Benchmarking"). Our Chief Executive Officer, together with other members of our senior management, reviews and approves the salary ranges that are developed by our Corporate Human Resources Department for each of our executive officers. For those positions where we have not established a specific salary range, our Corporate Human Resources Department provides our Chief Executive Officer and President with compensation information derived from the same published surveys used in developing our salary ranges.

        Base salaries of our named executive officers are reviewed on an annual basis. Our Chief Executive Officer recommends the salaries of all of our executive officers (other than our Chief Executive Officer) to our compensation committee based on his review of each individual's performance and contributions to the business. Salary recommendations are based on an executive officer's individual performance, the assumption of greater responsibilities and the accomplishment of significant business strategies, as well as the relationship of the individual's current salary to market comparisons.

        Our compensation committee determines the salary of our Chief Executive Officer and reviews and approves (with or without modification) the recommended salaries of all of our other executive officers. In evaluating and determining the salary of our Chief Executive Officer, our compensation committee generally considers our performance and our Chief Executive Officer's performance during the preceding fiscal year and the salaries of chief executive officers at comparator companies. While our compensation committee has not established a formal policy regarding the evaluation of the base salaries of our executive officers relative to executive officers at comparator companies or within our company, it does evaluate the relative position of the base salary internally to comparable positions and/or to the market to ensure fairness based on individual performance and the importance and complexity of each executive officer's position.

  Base Salaries for Fiscal 2009

        Chief Executive Officer's Base Salary.    In March 2009, our compensation committee reviewed Mr. Lanier's performance during fiscal 2008. Despite Mr. Lanier's effective leadership in the face of challenging business conditions and recent successes in transitioning our company from our historical domestic manufacturing roots towards a lifestyle branded apparel company, our compensation committee approved a 40% reduction in Mr. Lanier's annual base salary from $832,000 to $500,000. The reduction in base salary was proposed by Mr. Lanier as part of our overall initiative to reduce costs in response to the difficult economic environment. At Mr. Lanier's request, the reduction in annual base salary was made retroactive to the beginning of fiscal 2009 and, as a result, the rate of payment of Mr. Lanier's base salary for the remainder of fiscal 2009 was reduced to an amount which would bring Mr. Lanier's total base salary for fiscal 2009 to $500,000.

        Base Salaries of our Other Named Executive Officers.    In connection with our annual compensation review in March 2009, Mr. Lanier recommended to our compensation committee that there be no increase in base salary for any of our other named executive officers for fiscal 2009. Mr. Lanier believed this recommendation was consistent with our company's overall initiative to contain or reduce costs in response to the difficult economic environment. After consideration, our compensation committee approved the recommendation, and none of our named executive officers was given a base salary increase for fiscal 2009.

        As noted above under "— Significant Actions during Fiscal 2009 — Mr. Chubb's Promotion," subsequent to our annual compensation review, Mr. Chubb received an increase in his annual base salary from $405,000 to $500,000 in connection with his promotion to President.

        The actual base salaries paid to each of our named executive officers for fiscal 2009 are set forth under the column heading "Salary" in the table below under "— Compensation Tables — Summary Compensation Table for Fiscal 2009."

  Base Salaries for Fiscal 2010

        Chief Executive Officer's Review and Base Salary.    In March 2010, our compensation committee evaluated Mr. Lanier's performance during fiscal 2009, including in particular Mr. Lanier's oversight and leadership in the face of challenging economic conditions. As part of its review, our compensation committee noted the following significant achievements by our company during fiscal 2009 that were attributable to Mr. Lanier's leadership:

  •
  the successful consummation of a $150 million senior secured notes issuance in June 2009, which facilitated our satisfaction and discharge of $166.8 million of outstanding senior notes, despite tremendous turbulence in the capital markets throughout 2009;

  •
  our company exceeding by more than $13 million its initially stated objective to reduce selling, general and administrative (SG&A) expenses during fiscal 2009 by $40 million (relative to SG&A expenses during fiscal 2008);

  •
  our company reducing the level of our inventories on our balance sheet by more than 35% at the end of fiscal 2009 (relative to the end of fiscal 2008), which was consistent with our initially stated plan to mitigate risks to our company from excessive inventory levels;

  •
  our company achieving increased gross margins of 41.7% of net sales, on a consolidated basis, in fiscal 2009 compared to gross margins of 40.9% of net sales, on a consolidated basis, in fiscal 2008, which reflected our company's objective to avoid becoming overly promotional like many apparel companies;

  •
  the improvements in operating profitability in our Oxford Apparel and Lanier Clothes operating groups, even taking into account adjustments for unusual charges during fiscal 2008, which reflected the successful restructuring efforts that Mr. Lanier oversaw in those operating groups; and

  •
  significant leadership succession planning and execution, including the recruitment and hiring of new business unit leaders for our Oxford Apparel Group and our Ben Sherman Group in anticipation of the retirements of the respective heads of those two groups, as well as the promotion of Mr. Chubb to President of our company.

        In light of Mr. Lanier's accomplishments during fiscal 2009, our compensation committee believed it would be appropriate to reinstate Mr. Lanier's base salary at a level commensurate with chief executives at comparator companies. Our compensation committee noted that according to a Salary.com Apparel & Footwear 2009/2010 Survey of apparel companies with revenues between $500 million and $1.5 billion, median chief executive base salary was $850,000, and according to a Towers Watson Top Management 2009/2010 Survey of retail and wholesale apparel companies, median chief executive base salary was $1,000,000. Despite our compensation committee's belief that Mr. Lanier's performance during fiscal 2009 merited a significant reward that would align his base salary with that paid to chief executives at comparator companies and be more comparable to his base salary in previous years, at Mr. Lanier's insistence, our compensation committee approved no change in Mr. Lanier's annual base salary of $500,000 for fiscal 2010.

        Base Salaries for our Other Named Executive Officers.    In recommending the base salaries of each of our other named executive officers, Mr. Lanier (in collaboration with our Corporate Human Resources Department and, other than with respect to his own salary, our President), evaluated the compensation paid to such officers in the context of the individual's job level, the salary range developed by our Corporate Human Resources Department for the applicable job level based on applicable survey data, the individual's responsibility within the organization as a whole and the individual's personal performance during fiscal 2009. In light of the efforts put forth by each of Mr. Grassmyer and Mr. Chubb during fiscal 2009, including their efforts in our consummation of a $150 million senior secured notes issuance in June 2009, leading cost-cutting efforts within the organization, the assumption of greater responsibilities by each of these individuals during fiscal 2009, in particular Mr. Chubb's assumption of oversight responsibilities of certain of our operating groups, and their existing base salaries relative to market data, Mr. Lanier recommended, and our compensation committee approved, a 2.8% and 10% increase in base salary (to $272,500 and $550,000) for each of Mr. Grassmyer and Mr. Chubb, respectively, effective April 1, 2010.

        Mr. Pillow's annual base salary of $750,000 was established in connection with his initial employment with our company during fiscal 2008. In making a recommendation to our compensation committee with respect to Mr. Pillow's base salary for fiscal 2010, Mr. Lanier noted Mr. Pillow's successful transition to our company and his leadership of our Tommy Bahama Group during the challenging economic conditions of fiscal 2009, as well as his assessment that Mr. Pillow's base salary was consistent with, or above, that paid to similarly situated executives with his level of responsibility. As a result, although Mr. Lanier believed that Mr. Pillow's efforts merited an increase in his base salary, after consultation with Mr. Pillow and Mr. Pillow's support of not receiving an increase in his base salary for fiscal 2010, Mr. Lanier recommended, and our compensation committee approved, no change in Mr. Pillow's base salary for fiscal 2010.

        In making a recommendation to our compensation committee with respect to Mr. O'Reilly's base salary, Mr. Lanier reviewed Mr. O'Reilly's performance during fiscal 2009 and noted Mr. O'Reilly's tremendous work in streamlining our Oxford Apparel Group's operations and turning around the operating results of that business. However, in recognition of Mr. O'Reilly's expected retirement during fiscal 2010 and our compensation committee's acceleration of the vesting date for 62,500 shares of restricted stock granted to Mr. O'Reilly during fiscal 2008 and fiscal 2009, following consultation with Mr. O'Reilly and Mr. O'Reilly's support of not receiving an increase in his base salary for fiscal 2010, Mr. Lanier recommended, and our compensation committee approved, no change in Mr. O'Reilly's base salary for fiscal 2010.

  Short-Term Incentive Compensation

        Our compensation committee utilizes cash incentive awards under the EPIP to provide our named executive officers with variable cash compensation opportunities based on company, operating group and/or individual performance.

        Fiscal 2009 Incentives.    For fiscal 2009, our management recommended, and our compensation committee approved, the suspension of our EPIP cash incentive program for our named executive officers. The decision to suspend the cash incentive program was part of our company's overall initiative to reduce costs in light of the challenging economic conditions faced by our company. The decision also reflected the inherent difficulty the economic conditions presented with respect to establishing meaningful performance targets that serve the best interests of our shareholders.

        The suspension of the EPIP cash incentive program represented a significant deviation from our company's historical compensation practices, which generally provided a named executive officer with an opportunity to earn significant cash compensation for achieving pre-established company or operating group performance targets.

        Fiscal 2010 Incentives.    For fiscal 2010, our compensation committee reinstated the cash incentive program for our named executive officers. In fiscal years prior to fiscal 2009, our compensation committee established the EPIP cash incentive program to provide for a formula-based cash incentive element (based exclusively on company- or operating group-performance) and an individual performance cash incentive element (which was tied to both the achievement of the applicable company- or operating group-performance targets and the satisfaction of individual performance goals), with our compensation committee retaining the discretion to increase or decrease an individual named executive officer's individual performance cash incentive award within prescribed parameters.

        In March 2010, our compensation committee approved target awards and set performance goals under the incentive program based exclusively on the performance of our company or applicable operating group during fiscal 2010. The committee believed that more closely linking the cash incentive award to the objective performance of our company and its operating groups was consistent with its goal to motivate our named executive officers to achieve and exceed company specific goals that contribute to the inherent value of our organization; however, in approving the target cash incentive awards, our compensation committee did retain "downward discretion" to reduce (but not to increase) the total cash incentive awards payable to any of our named executive officers.

        Consistent with this objective, for those of our named executive officers currently expected to remain employed by our company for the duration of fiscal 2010, our compensation committee approved (1) performance measures based on return on net assets, as adjusted for specifically identified non-recurring or unusual items (RONA), and profit before taxes, as adjusted for specifically identified non-recurring or unusual items (PBT), of our company and/or each of our operating groups, and (2) target and maximum award levels expressed as a percentage of each of the named executive officers' base salary for fiscal 2010, as follows:

		Incentive Awards (as % of Base Salary)
Name	Performance Measure(s)	Threshold	Target	Maximum

J. Hicks Lanier	• 10% based on RONA of Lanier Clothes Group
	• 20% based on RONA of Oxford Apparel Group
	• 40% based on RONA of Tommy Bahama Group
	• 10% based on RONA of Ben Sherman Group
	• 20% based on RONA of our company	0.0	105.0	157.5
K. Scott Grassmyer	• 10% based on RONA of Lanier Clothes Group
	• 20% based on RONA of Oxford Apparel Group
	• 40% based on RONA of Tommy Bahama Group
	• 10% based on RONA of Ben Sherman Group
	• 20% based on RONA of our company	0.0	45.0	67.5
Thomas C. Chubb III	• 10% based on RONA of Lanier Clothes Group
	• 20% based on RONA of Oxford Apparel Group
	• 40% based on RONA of Tommy Bahama Group
	• 10% based on RONA of Ben Sherman Group
	• 20% based on RONA of our company	0.0	55.0	82.5
Terry R. Pillow	100% based on PBT of Tommy Bahama Group	0.0	60.0	100.0

        For cash incentive awards that may become payable to Mr. Lanier, Mr. Grassmyer and/or Mr. Chubb, each performance measure component is determinable independent of the other components. For example, if our Lanier Clothes Group (which comprises 10% of those named executive officers' total bonus opportunity) was to equal or exceed the maximum RONA performance measure applicable for fiscal 2010, but none of our other operating groups or our company as a whole were to satisfy the applicable threshold performance measure, each of Messrs. Lanier, Grassmyer and Chubb would be entitled to receive a cash incentive award equal to 15% (or 150% of the portion allocated to our Lanier Clothes Group) of his target cash incentive award opportunity. So, based on these assumptions, Mr. Lanier would be entitled to receive 15.75% (or 15% of 105.0%) of his base salary as a cash incentive award, Mr. Grassmyer would be entitled to receive 6.75% (or 15% of 45.0%) of his base salary as a cash incentive award and Mr. Chubb would be entitled to receive 8.25% (or 15% of 55.0%) of his base salary as a cash incentive award.

        For cash incentive awards that may become payable to Mr. Pillow, no incentive will become payable unless the applicable threshold PBT of our Tommy Bahama Group is satisfied.

        For each of our named executive officers, cash incentive awards for company or operating group performance between the threshold and target performance measures or between the target and maximum performance measures will be interpolated on a straight-line basis relative to the threshold, target and maximum performance measures.

        In light of Mr. O'Reilly's anticipated retirement in 2010 and our compensation committee's acceleration of the vesting date for 62,500 shares of restricted stock granted to Mr. O'Reilly during fiscal 2008 and fiscal 2009, as described under "— Other Significant Actions during Fiscal 2009 — Mr. O'Reilly's Anticipated Retirement," our compensation committee decided not to include Mr. O'Reilly in the EPIP cash incentive program for fiscal 2010.

        In establishing performance targets for cash incentive award opportunities for our named executive officers for fiscal 2010, our compensation committee took into consideration our budgeted plans for the fiscal year and our earnings guidance for fiscal 2010 (which were disclosed in our March 29, 2010 earnings press release). The performance measures established by our compensation committee at target for our company and each of our operating groups represent between approximately 85% and 110% of the returns necessary to achieve the earnings forecast in our earnings guidance for fiscal 2010. We believe the performance targets established by our compensation committee represent meaningful performance targets that serve the best interests of our shareholders.

        In addition to EPIP awards, in its discretion, our compensation committee may, from time to time, approve cash bonuses based on subjective criteria and performance against individual objectives for the year and other economic factors.

        Cash Compensation Mix.    Our compensation committee generally increases target incentive award levels for our executive officers as an officer's responsibilities within our organization increase, thereby more heavily weighting the variable elements of cash compensation for our most senior executive officers who are more likely to have a strong and direct impact in achieving strategic and financial goals that are most likely to affect shareholder value. The following chart illustrates the total potential cash compensation for fiscal 2010 (which would become payable if our company and/or the applicable operating groups achieve maximum performance), expressed as dollars and broken out by percentage, that is variable and based on the satisfaction of objective performance measures for each of our named executive officers who is currently expected to remain employed by our company for the duration of fiscal 2010:

  Long-Term Equity Incentive Compensation

        Our compensation committee utilizes stock-based incentive awards under the LTIP to incent our named executive officers to remain with our company and further align the interests of our named executive officers with those of our shareholders.

        LTIP Awards for Fiscal 2009.    In June 2009, our compensation committee considered the merits of a service-based restricted stock grant to our named executive officers with a significant vesting period. In light of the significant reductions in cash compensation opportunities for our named executive officers, our compensation committee carefully considered the number of shares of restricted stock to be granted to the named executive officers, including in comparison to the size of the restricted stock grants made in prior fiscal years. In order to achieve the goals of incenting these key members of management to remain with our company and sufficiently aligning the interests of our shareholders and management, our compensation committee determined that the number of shares granted to the named executive officers, as set forth in the table below, should be greater than the number of shares granted to them in prior fiscal years. In particular, our compensation committee noted that the challenging economic environment made it even more significant to our company to incent the retention of key executives we believed necessary to overcome the business challenges presented by the prevailing economic environment.

        The grants approved by our compensation committee consisted of the following grants to our named executive officers:

Name	Shares of Restricted Stock
J. Hicks Lanier	0
K. Scott Grassmyer	20,000
Thomas C. Chubb III	50,000
Terry R. Pillow	75,000
Knowlton J. O'Reilly	37,500
Miles H. Gray	0

        Consistent with his request that no shares be granted to him as part of our compensation committee's awards, no grants were made to Mr. Lanier. In addition, no shares were granted to Mr. Gray after consideration of the anticipated vesting of his long-term cash retention award in September 2010.

        The shares of restricted stock were granted to our named executive officers with a vesting date of April 30, 2013. At the time our compensation committee approved the restricted stock grants noted above, our compensation committee noted that future grants of restricted stock to these named executive officers would be expected to consist of a significantly smaller number of shares than the number of shares set forth above and may be subject to the satisfaction of performance conditions. As noted above under "— Other Significant Actions during Fiscal 2009 — Mr. O'Reilly's Anticipated Retirement," the 37,500 shares of restricted stock granted to Mr. O'Reilly in June 2009 were vested on an accelerated basis in January 2010 by our compensation committee.

        LTIP Awards for Fiscal 2010.    Our compensation committee periodically reviews the successes of the compensation programs it has implemented. In evaluating whether to grant any equity awards to our named executive officers for fiscal 2010, our compensation committee considered the size, vesting date and purpose of awards granted to these individuals during fiscal 2009, as discussed above under "— LTIP Awards for Fiscal 2009." Consistent with our compensation committee's previous indications following its June 2009 grants of restricted stock awards, our compensation committee has not granted any equity awards to our named executive officers for fiscal 2010.

  Ben Sherman Group Retention Plan

        The purpose of the BSG Retention Plan is to retain highly-qualified executives of our Ben Sherman Group by providing a cash retention payment to individuals who may contribute materially to the growth, development and business success of that operating group. In connection with the adoption of the BSG Retention Plan in October 2007, Mr. Gray was awarded a cash retention award opportunity under the BSG Retention Plan. Pursuant to Mr. Gray's award, Mr. Gray was to receive a cash payment of £250,000 (which was equal to his annual base salary at the time of the award) generally if he remained continually employed by our Ben Sherman Group through September 30, 2010. Mr. Gray would forfeit this opportunity if his employment with our Ben Sherman Group was terminated at any time prior to September 30, 2010, if he gave notice of his intent to terminate his employment prior to September 30, 2010, if he was not in good standing as an employee on September 30, 2010, or if he materially breached any of his obligations to our Ben Sherman Group prior to September 30, 2010. As noted above under "— Other Significant Actions during Fiscal 2009 — Mr. Gray's Retirement," the amount of the award Mr. Gray would have received pursuant to his BSG Retention Plan was taken into consideration in determining the separation payment he received upon his retirement.

  Other Benefit Plans

        Employee Stock Purchase Plan.    We have a tax-qualified Employee Stock Purchase Plan, which we refer to as the "ESPP," generally available to all eligible employees based in the United States, including our named executive officers other than Mr. Lanier, who is not permitted to participate because he owns more than 5% of our outstanding common stock. The ESPP allows participants to acquire shares of our common stock at a discounted price.

        The ESPP consists of four purchase periods each calendar year. Pursuant to the ESPP, participants are allowed to make voluntary payroll deductions that accumulate in individual accounts beginning on the first day of each calendar quarter. At the end of each calendar quarter, the amount credited to each individual employee's account is applied to the purchase of our common stock at a price equal to 85% of the market price as of the close of business on the last day of the applicable calendar quarter. During fiscal 2009, Mr. Grassmyer participated in the ESPP.

        Retirement Savings Plan.    We provide retirement benefits to our eligible employees, including the named executive officers, who are based in the United States and have achieved a minimum of one year of service under the terms of our tax-qualified retirement savings plan (which we also refer to as our "401(k) plan"). Our 401(k) plan is intended to promote retirement savings by providing employees with an opportunity to save in a tax-efficient manner.

        From January 1, 2009 through June 30, 2009, we made matching contributions of 100% of the first 3% of a participant's compensation that was deferred, and matched 50% of the next 2% of a participant's compensation that was deferred. In connection with our cost savings efforts during fiscal 2009, we suspended making matching contributions under the 401(k) plan for pay dates on or after July 1, 2009. Effective January 1, 2010, we amended our 401(k) plan to provide for matching contributions of 100% of the first 1% of a participant's compensation that is deferred, and matching contributions of 50% of the next 2% of a participant's compensation that is deferred.

        Our company contributions under the 401(k) plan are subject to limitations prescribed by the Internal Revenue Code. Our company contributions to the 401(k) plan vest immediately. Our named executive officers are permitted to make contributions to the plan solely from pre-tax compensation. Our named executive officers participate in our 401(k) plan on the same terms as other "highly compensated employees" (determined under applicable Internal Revenue Service guidelines) of our company. During fiscal 2009, Messrs. Lanier, Grassmyer, O'Reilly and Chubb participated in our 401(k) plan. Company contributions for each named executive officer during fiscal 2009 under our 401(k) plan are included in the table below under "— Compensation Tables — Summary Compensation Table for Fiscal 2009."

        Non-Qualified Deferred Compensation Plan.    We offer a Non-Qualified Deferred Compensation Plan, which we refer to as the "Deferred Compensation Plan," to certain highly compensated employees based in the United States, including the named executive officers. Under the Deferred Compensation Plan, a participant may defer up to 50% of base salary and up to 100% of an annual performance-based cash incentive award. The named executive officers participate in the Deferred Compensation Plan on the same terms as our other eligible, participating employees. During fiscal 2009, all of our named executive officers (other than Mr. Gray, who was not eligible) participated in the Deferred Compensation Plan.

        All deferral elections are irrevocable except in the case of a hardship. In respect of calendar year 2009, we made a contribution to each participant's account of (1) 4% of the amount that a participant's compensation during the calendar year exceeded the 401(k) compensation limit for the calendar year (which for calendar years 2009 and 2010 is $245,000), and (2) 4% of any compensation that is excluded from receiving a company match in the 401(k) plan due to participation in the Deferred Compensation Plan, provided in each case that the participant elects under the Deferred Compensation Plan to defer at least 1% of his or her base salary following enrollment in the Deferred Compensation Plan. Company contributions for each named executive officer during fiscal 2009 under our Deferred Compensation Plan are included in the table below under "— Compensation Tables — Summary Compensation Table for Fiscal 2009." We amended the Deferred Compensation Plan effective January 1, 2010 so that for calendar year 2010, we will make a contribution to each participant's account of (1) 2% of the amount that a participant's compensation during the calendar year exceeded the 401(k) compensation limit for the calendar year, and (2) 2% of any compensation that is excluded from receiving a company match in the 401(k) plan due to participation in the Deferred Compensation Plan, provided in each case that the participant elects under the Deferred Compensation Plan to defer at least 1% of his or her base salary for calendar year 2010.

        The Deferred Compensation Plan is intended to offer our highly compensated employees, including our eligible named executive officers, a tax-efficient method for accumulating retirement savings, as well as to provide an opportunity for our executives to accumulate savings in a tax-efficient manner for significant expenses while continuing in service. The Deferred Compensation Plan constitutes an unfunded, non-qualified deferred compensation plan, and participants' account balances are subject to the claims of our company's creditors. In the event that our company becomes insolvent, participants in the Deferred Compensation Plan would be unsecured general creditors with respect to their account balances, which we believe further aligns the interests of our participating named executive officers with the long-term interests of our shareholders.

        Because none of our named executive officers received above-market rates of return under the Deferred Compensation Plan, earnings under the plan are not included in the table below under "— Compensation Tables — Summary Compensation Table for Fiscal 2009." However, earnings and related activity under the Deferred Compensation Plan by our named executive officers during fiscal 2009 are described below under "— Compensation Tables — Fiscal 2009 Non-Qualified Deferred Compensation."

        Ben Sherman Group Personal Pension Plan.    Our Ben Sherman Group has established a group personal pension plan (which we refer to as the "GPP"). The GPP is a defined contribution group personal pension plan that is tax registered with Her Majesty's Revenue and Customs (HMRC) under Part IV of the Finance Act 2004. Participation in the GPP is limited to management staff and certain other executives of our Ben Sherman Group who are resident in the United Kingdom. Under the terms of Mr. Gray's employment contract that was in effect until January 30, 2010, our Ben Sherman Group contributed an amount equal to 15% of Mr. Gray's base salary to a separately designated individual pension plan account held by Mr. Gray in the GPP (our Ben Sherman Group's contribution rate for Mr. Gray was greater than the usual contribution rate of 5% of base salary for participants in the GPP generally). Under the GPP, Mr. Gray will be eligible to receive annuity payments and/or a lump sum cash payment in accordance with his elections pursuant to his pension plan account and U.K. pension regulations following normal retirement (which is at age 65). Mr. Gray's retirement prior to normal retirement age has no effect on the amount of accrued benefits to Mr. Gray under the GPP, which remain vested.

        Executive Medical Insurance Plans.    Certain key employees based in the United States, including our named executive officers, are eligible to receive reimbursement of qualified medical expenses in an amount up to $100,000 per year with a limit of $10,000 per occurrence under an insurance contract we entered into effective January 1, 2007. Our executive medical insurance plan reimburses eligible executives for reasonable, medically necessary expenses that are not covered under a base medical plan. Our executive medical insurance also provides for a $100,000 accidental death and dismemberment benefit that will pay an eligible executive officer's beneficiary the lump sum amount in the event of death as a result of a covered accident.

        Our Ben Sherman Group also has a private medical insurance plan that is limited to management staff and certain other executives of our Ben Sherman Group, which Mr. Gray participated in during fiscal 2009. The medical plan is a "top-up" plan that provides access to private healthcare facilities for certain illnesses and surgical procedures.

        Company contributions for each named executive officer during fiscal 2009 under our executive medical plan and our Ben Sherman Group's private medical insurance plan, as applicable, are included in the table below under "— Compensation Tables — Summary Compensation Table for Fiscal 2009."

        Income Protection Plan.    Our Ben Sherman Group has an income protection plan insured by a third party that is available to individuals participating in the GPP. The income protection plan provides eligible employees with an annual benefit of 50% of the employee's base salary in the event of long-term illness or disability which results in incapacity for work. Payment under this plan would commence 13 weeks after cessation of work. Mr. Gray was a participant in this health insurance plan until his retirement on January 30, 2010. Company contributions to Mr. Gray during fiscal 2009 under this health insurance plan are included in the table below under "— Compensation Tables — Summary Compensation Table for Fiscal 2009."

        Death-in-Service Plan.    Our Ben Sherman Group has a death-in-service insurance plan insured by a third party that is available to individuals participating in the GPP. The death-in-service plan provides for a tax-free payment of four times annual base salary in the event of the death of a participant up to age 65 while an employee of our Ben Sherman Group. Mr. Gray was a participant in the death-in-service insurance plan until his retirement on January 30, 2010.

        Other Benefits.    In addition to some of the other compensation policies discussed above, our named executive officers are generally eligible to participate in and receive the same health, life insurance and disability benefits available to our U.S.-based, eligible employees generally, subject to certain distinctions in our plans that are applicable to employees of our subsidiaries.

        Non-U.S. Employees.    Because Mr. Gray is a resident of the United Kingdom, he was ineligible to participate in any of the benefit plans described above that were available to employees based in the United States.

  Perquisites

        From time to time, our named executive officers receive discounts on merchandise purchased directly from our distribution centers or in our retail stores, as well as complimentary meals at our Tommy Bahama restaurants. Certain of these discounts and benefits are offered to other designated employees from time to time. We offer these discounts and benefits because they represent common practice in our industry.

  Stock Ownership Guidelines

        Our Board of Directors has established stock ownership guidelines for our executive officers, including the named executive officers. The ownership guidelines specify a target number of shares of our common stock that our executive officers are expected to accumulate and hold within five years of the later of the effective date of the guidelines or the date of appointment to the applicable position set forth in the guidelines (which we refer to as the "executive's determination date"). The specific guidelines for each applicable individual are established based on the fair market value of our common stock (based on a 365-day trailing average for our common stock price as reported on the NYSE as of the executive's determination date) and the executive officer's base salary as of the executive's determination date. Pursuant to these guidelines, each of our executive officers is expected to own or acquire shares of our common stock having a fair market value of a multiple of his or her base salary as indicated below:

  •
  Chief Executive Officer — 2.0x

  •
  President — 1.25x

  •
  Group Vice Presidents and Executive Vice Presidents — 1.0x

  •
  All Other Executive Officers — 0.5x

        Shares owned outright by an executive officer or by members of his or her immediate family sharing the same household, restricted stock, shares acquired pursuant to the exercise of stock options, shares held in trust for the benefit of the executive officer or his or her immediate family and shares acquired through our ESPP are counted towards satisfying the applicable guideline. Unexercised stock options do not count towards satisfying the guidelines.

        As of April 15, 2010, each of our named executive officers who continued to be employed by our company had satisfied the stock ownership guideline applicable to him.

  Tax Deductibility Considerations

        It is the responsibility of our compensation committee to address the issues raised by Section 162(m) of the Internal Revenue Code. As it relates to us, Section 162(m) generally prohibits us from deducting the compensation of certain named executive officers that exceeds $1,000,000 during any year. The limitation does not apply to compensation based on achievement of pre-established performance goals if certain requirements are met. Our EPIP is structured to permit awards to qualify as performance-based compensation to maximize the tax deductibility of such awards. Our compensation committee, as much as possible, uses and intends to use performance-based compensation to limit the amount of compensation paid by us that would not be eligible for deductibility. However, our compensation committee believes that we must be able to attract, retain and reward the executive leadership necessary to develop and execute our strategic plans and that the loss of a tax deduction may be necessary and appropriate in some circumstances. Accordingly, our compensation committee may exercise its discretion to award compensation in excess of the Section 162(m) limits as it deems necessary or appropriate.

Compensation Tables

  Summary Compensation Table for Fiscal 2009

        The table below shows the compensation earned during each of fiscal 2009, fiscal 2008 and our eight month transition period ended February 2, 2008 by our named executive officers:

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(2)(3)	Total ($)
J. Hicks Lanier	2009	500,000	—	—	—	37,279	537,279
Chairman and Chief	2008	832,000	—	559,000	78,624(4)	71,593	1,541,217(5)
Executive Officer	2008T	538,831	—	—	226,581	69,958	835,370
K. Scott Grassmyer	2009	265,000	—	231,400	—	26,151	522,551
Senior Vice President, Chief	2008	265,000	—	335,400	10,733(4)	31,085	642,218(5)
Financial Officer and Controller	2008T	144,933	—	—	26,594	18,408	189,935
Thomas C. Chubb III	2009	465,289	—	578,500	—	41,902	1,085,691
President	2008	405,000	—	559,000	20,048(4)	39,400	1,023,448(5)
	2008T	261,173	—	—	58,070	23,553	342,796
Terry R. Pillow	2009	750,000	—	867,750	—	90,162	1,707,912
CEO, Tommy Bahama Group	2008	663,157	493,151	1,118,000	—	59,445	2,333,753
Knowlton J. O'Reilly	2009	500,000	—	669,000(6)	—	46,827	1,215,827
Group Vice President	2008	500,000	—	559,000(6)	258,497	41,956	1,359,453
Miles H. Gray	2009	400,350	—	—	—	798,275	1,198,625
Former CEO, Ben Sherman	2008	457,025	—	—	—	97,879	554,904
Group	2008T	328,250	—	—	—	74,067	402,317

(1)
Compensation for fiscal 2009 (except with respect to Mr. O'Reilly's stock awards) represents the grant date fair value associated with stock awards made to each of our named executive officers during fiscal 2009, as calculated in accordance with the provisions of FASB Topic 718.

Compensation for fiscal 2008 represents the grant date fair value associated with stock awards made to each of our named executive officers during fiscal 2008, as calculated in accordance with the provisions of FASB Topic 718.

The assumptions used in valuing the stock awards are described under the captions "Stock-Based Compensation" and "Long-Term Stock Incentive Plan" in Notes 1 and 7, respectively, to our consolidated financial statements included in our Annual Report on Form 10-K for fiscal 2009 filed with the SEC on March 31, 2010.

(2)
Amounts reported under "All Other Compensation" for fiscal 2009 reflect the following amounts paid by us during fiscal 2009:

Name	Company Paid Life Insurance ($)	Executive Health Insurance ($)	Company Contributions to Defined Contribution Plans ($)	Company Contributions to Non-Qualified Deferred Compensation Plan ($)	Car Allowance ($)	Retirement Payment upon Resignation of Employment ($)	Dividends on Unvested Stock Awards ($)
J. Hicks Lanier	8,622	14,491	4,956	—	—	—	9,210
K. Scott Grassmyer	—	9,903	4,588	800	—	—	10,860
Thomas C. Chubb III	756	5,056	4,083	9,386	—	—	22,620
Terry R. Pillow	1,032	—	—	50,880	—	—	38,250
Knowlton J. O'Reilly	—	2,127	5,035	20,540	—	—	19,125
Miles H. Gray	6,761	3,845	60,053	—	15,700	709,904(a)	2,012

  (a)
  The £452,168 (or $709,904) paid to Mr. Gray as a retirement payment pursuant to his separation agreement was calculated based on the total base salary, car allowance, pension benefit and long-term cash retention payment he otherwise would have received had he continued to be employed by our Ben Sherman Group through September 2010.

(3)
From time to time, our named executive officers receive discounts on merchandise purchased directly from our distribution centers or in our retail stores, and may from time to time receive complimentary meals at our Tommy Bahama restaurants or allowances for apparel merchandise. The aggregate incremental cost to us of these discounts and benefits does not exceed $10,000 for any of our named executive officers; however, because the specific amount of these discounts and benefits to each of our named executive officers is not readily ascertainable, they have been excluded from the compensation disclosed above.

(4)
In March 2009, Mr. Lanier, Mr. Grassmyer and Mr. Chubb each voluntarily declined cash incentive awards that he would have otherwise received in respect of fiscal 2008 and, with the approval of our compensation committee, no such incentive awards were paid to Mr. Lanier, Mr. Grassmyer or Mr. Chubb.

(5)
The reported "Total" amounts for fiscal 2008 include $78,624, $10,733 and $20,048 for each of Mr. Lanier, Mr. Grassmyer and Mr. Chubb, respectively, voluntarily declined by such named executive officer in respect of cash incentive awards that he otherwise would have received.

(6)
Our compensation committee approved amendments to Mr. O'Reilly's restricted stock award agreements providing for the accelerated vesting as of January 29, 2010 of grants made to Mr. O'Reilly during fiscal 2008 and fiscal 2009. In accordance with the SEC's guidelines, the fiscal 2009 compensation with respect to stock awards to Mr. O'Reilly represents the grant date fair value associated with stock awards made to Mr. O'Reilly during fiscal 2009 plus the incremental fair value of the stock awards with an accelerated vesting date of January 29, 2010, as calculated in accordance with the provisions of FASB Topic 718. The assumptions used in valuing the stock awards are described under the captions "Stock-Based Compensation" and "Long-Term Stock Incentive Plan" in Notes 1 and 7, respectively, to our consolidated financial statements included in our Annual Report on Form 10-K for fiscal 2009 filed with the SEC on March 31, 2010.

  Grants of Plan-Based Awards in Fiscal 2009

        The following table presents information regarding equity awards granted to each of our named executive officers under the LTIP during fiscal 2009:

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock(1)	Grant Date Fair Value of Stock Awards ($)(2)
J. Hicks Lanier	—	—	—
K. Scott Grassmyer	6/16/09	20,000	231,400
Thomas C. Chubb III	6/16/09	50,000	578,500
Terry R. Pillow	6/16/09	75,000	867,750
Knowlton J. O'Reilly(3)	6/16/09	37,500	433,875
Miles H. Gray	—	—	—

(1)
These shares are restricted shares granted on June 16, 2009 pursuant to the LTIP, which is described above under "— Compensation Discussion and Analysis — Long-Term Equity Incentive Compensation." These restricted shares (other than the restricted shares granted to Mr. O'Reilly) will vest on April 30, 2013, subject to the condition that the recipient continues employment with our company through the vesting date.

(2)
The grant date fair value of stock awards is determined in accordance with FASB Topic 718 and is based on the closing price of our common stock as reported on the NYSE as of the grant date of such awards. The assumptions used in valuing the stock awards are described under the captions "Stock-Based Compensation" and "Long-Term Stock Incentive Plan" in Notes 1 and 7, respectively, to our consolidated financial statements included in our Annual Report on Form 10-K for fiscal 2009 filed with the SEC on March 31, 2010.

(3)
As noted above under "— Compensation Discussion and Analysis — Other Significant Actions during Fiscal 2009 — Mr. O'Reilly's Anticipated Retirement," the 37,500 shares of restricted stock granted to Mr. O'Reilly in June 2009 were vested on an accelerated basis in January 2010 by our compensation committee.

  Outstanding Equity Awards at Fiscal 2009 Year-End

        The following table provides information with respect to outstanding stock options and restricted stock held by our named executive officers as of January 30, 2010. All of the outstanding stock options held by our named executive officers as of January 30, 2010 are exercisable.

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
J. Hicks Lanier	13,000	26.4375	8/18/13	—	—
	—	—	—	25,000(2)	446,000
K. Scott Grassmyer	5,000	26.4375	8/18/13	—	—
	—	—	—	15,000(2)	267,600
	—	—	—	20,000(3)	356,800
Thomas C. Chubb III	3,270	10.7250	7/16/11	—	—
	10,000	11.7250	7/15/12	—	—
	13,000	26.4375	8/18/13	—	—
	—	—	—	25,000(2)	446,000
	—	—	—	50,000(3)	892,000
Terry R. Pillow	—	—	—	50,000(2)	892,000
	—	—	—	75,000(3)	1,338,000
Knowlton J. O'Reilly	—	—	—	—	—
Miles H. Gray	—	—	—	—	—

(1)
The market value of stock awards reported is computed by multiplying the reported number of shares of stock by $17.84, the per-share closing price of our common stock on January 30, 2010.

(2)
The restricted shares vest on March 28, 2011.

(3)
The restricted shares vest on April 30, 2013.

  Option Exercises and Stock Vested During Fiscal 2009

        The following table provides information concerning the vesting of restricted stock and restricted share units for each of our named executive officers during fiscal 2009. The table reports the number of shares of stock that have vested and the aggregate dollar value realized upon vesting of stock. During fiscal 2009, none of our named executive officers exercised stock options.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(1)
J. Hicks Lanier	2,335	24,728
K. Scott Grassmyer	667	7,064
Thomas C. Chubb III	1,334	14,127
Terry R. Pillow	—	—
Knowlton J. O'Reilly	62,500(2)	1,115,000(2)
Miles H. Gray	1,001	10,601

(1)
Except with respect to Mr. O'Reilly, the vested shares reflect stock-based awards granted or awarded in 2006. The dollar amount is determined by multiplying the number of shares of our common stock vested by the per-share closing price of our common stock on the vesting date.

(2)
As described under "— Compensation, Discussion and Analysis — Other Significant Actions during Fiscal 2009 — Mr. O'Reilly's Anticipated Retirement," our compensation committee approved amendments to Mr. O'Reilly's restricted stock award agreements providing for the accelerated vesting as of January 29, 2010 of grants made to Mr. O'Reilly during fiscal 2008 and fiscal 2009. The dollar amount is determined by multiplying the number of shares of our common stock vested by the per-share closing price of our common stock on January 29, 2010.

  Fiscal 2009 Non-Qualified Deferred Compensation

        The following table shows the activity under our Deferred Compensation Plan for each of our named executive officers during fiscal 2009.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)(4)
J. Hicks Lanier	353	—	645,825	—	2,362,046
K. Scott Grassmyer	2,650	800	22,591	—	81,933
Thomas C. Chubb III	9,269	9,386	2,639	(23,498)	75,725
Terry R. Pillow	7,500	50,880	(131)	—	86,258
Knowlton J. O'Reilly	5,000	20,540	(84)	—	43,816
Miles H. Gray	—	—	—	—	—

(1)
The amounts reported in this "Executive Contributions in Last FY" column are also included in the "Salary" column for fiscal 2009 in the Summary Compensation Table above.

(2)
The amounts reported in this "Registrant Contributions in Last FY" column are also included in the "All Other Compensation" column for fiscal 2009 in the Summary Compensation Table above.

(3)
The amounts reported in this "Aggregate Balance at Last FYE" column reflect balances as of January 30, 2010.

(4)
The amounts reported in this "Aggregate Balance at Last FYE" column include amounts that are also reported as salary or non-equity incentive plan awards in the Summary Compensation Table above. Those amounts, as well as amounts in the "Aggregate balance at last FYE" column that represent salary and bonus that was reported in the Summary Compensation Tables in prior years, are quantified as follows:

Name	Amount Included in Both Non-Qualified Deferred Compensation Table and Summary Compensation Table ($)	Amount Included in Both Non-Qualified Deferred Compensation Table and Previously Reported in Prior Years' Summary Compensation Table ($)	Total Amounts Included in Both Non-Qualified Deferred Compensation Table and Current Year or Prior Years' Summary Compensation Table ($)
J. Hicks Lanier	—	340,337	340,337
K. Scott Grassmyer	800	5,300	6,100
Thomas C. Chubb III	9,386	38,574	47,960
Terry R. Pillow	50,880	22,512	73,392
Knowlton J. O'Reilly	20,540	12,943	33,483
Miles H. Gray	—	—	—

        Under the Deferred Compensation Plan, participants may elect to have their contributions, as well as our contributions, during a given calendar year distributed as either:

  •
  in-service distributions starting at least two years following the year of the applicable contributions in a single sum or in annual installment payments over a period of up to five years; or

  •
  following a deemed retirement (which occurs when a participant reaches age 55 with at least five years of service) generally in a single sum or in annual installment payments over a period of up to 15 years.

        Distribution of account balances in a single sum is automatically made on termination for reasons other than a deemed retirement. Participants elect to invest their account balances among a variety of investment options in an array of asset classes, and earnings are based on the equivalent returns from the elected investment options. Accounts are 100% vested at all times.

Termination, Severance and Change-in-Control Arrangements

        Subject to the effect of local labor laws, all of our employees, including our executive officers, are terminable at our discretion. From time to time, we have entered into written employment arrangements with certain of our employees, including certain of our executive officers. In addition, we have from time to time implemented discretionary separation programs that have provided for separation payments to departing employees.

  Mr. Gray's Separation Agreement

        Mr. Gray previously entered into an employment contract with Ben Sherman Limited (the predecessor to our Ben Sherman Group) dated August 22, 2000. Pursuant to that employment contract, Mr. Gray was entitled to a period of 12 months' notice of termination of employment (or payment of salary and contractual benefits in lieu of notice), payable in 12 equal monthly installments, if our Ben Sherman Group terminated Mr. Gray's employment; however, Mr. Gray would have been required to mitigate his losses starting three months following termination (and our Ben Sherman Group's payment obligations to Mr. Gray following termination would terminate when Mr. Gray obtained alternative employment at a level and status commensurate with his employment by our Ben Sherman Group).

        In connection with Mr. Gray's retirement, our Ben Sherman Group entered into a separation agreement with Mr. Gray. The agreement, among other things, provided for Mr. Gray's termination of employment and resignation from the directorship or trusteeship of any of our Ben Sherman affiliated entities effective as of January 30, 2010; a retirement payment by our Ben Sherman Group to Mr. Gray of £452,168 (or $709,904); a waiver by Mr. Gray of all potential claims against Ben Sherman Limited or any of its affiliated companies; the return of all company property in Mr. Gray's possession to our Ben Sherman Group (other than a company-issued laptop computer and Blackberry PDA device, which Mr. Gray is entitled to retain); and certain confidentiality and non-disparagement obligations applicable to Mr. Gray. Accordingly, in connection with Mr. Gray's retirement effective January 30, 2010, he received an aggregate payment of £452,168 (or $709,904).

  Other Named Executive Officer Severance and Change-in-Control Arrangements

        The restricted stock grants under the LTIP in March 2008 and June 2009 provide for an acceleration of vesting in the event of a change of control. For these purposes, a change of control is defined as any of the following:

  •
  any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than us or one of our subsidiaries or any employee benefit plan sponsored or maintained by us or any of our subsidiaries (including any trustee of such plan acting as trustee), becoming the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of our securities representing at least 35% of the total voting power represented by our then outstanding voting securities;

  •
  the commencement by an entity, person or group (other than us or one of our subsidiaries) of a tender offer or an exchange offer for more than 35% of our outstanding capital stock;

  •
  the effective time of (1) a merger or consolidation of us with one or more corporations as a result of which the holders of our outstanding voting stock immediately prior to such merger or consolidation hold less than 50% of the voting stock of the surviving or resulting corporation, or (2) a transfer of all or substantially all of our assets other than to an entity of which we own at least 80% of the voting stock;

  •
  individuals who, as of the grant date for the restricted stock, constitute our Board of Directors (which we refer to as, the "Incumbent Board") ceasing for any reason to constitute at least a majority of our Board of Directors; provided, that any individual becoming a director subsequent to such date whose election, or nomination for election by our shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than our Board of Directors; and

  •
  approval by our shareholders of a complete liquidation or dissolution of our company.

        The following table summarizes the value of the restricted stock grants under the LTIP that would be realized by each named executive officer if a change in control (as described above) had occurred on January 30, 2010 (which was the last day of fiscal 2009):

Name	Number of Shares Vested upon a Change of Control (#)	Value Realized on Vesting Following a Change of Control ($)(1)
J. Hicks Lanier	25,000	446,000
K. Scott Grassmyer	35,000	624,400
Thomas C. Chubb III	75,000	1,338,000
Terry R. Pillow	125,000	2,230,000
Knowlton J. O'Reilly	—	—
Miles H. Gray	—	—

(1)
The value of the stock awards realized upon vesting following a change of control is computed by multiplying the reported number of shares of stock by $17.84, the per-share closing market price of our common stock on January 30, 2010.

        None of our named executive officers is party to any other written employment, severance and/or change in control agreement.

  Other Potential Post-Employment Payments

        Stock Options.    All of the outstanding stock options held by our named executive officers as of January 30, 2010, as set forth in the table "— Compensation Tables — Outstanding Equity Awards at Fiscal 2009 Year-End" above, were granted under the Oxford Industries, Inc. 1992 Stock Option Plan or the Oxford Industries, Inc. 1997 Stock Option Plan. The outstanding stock options, in accordance with the terms of the relevant option plans, provide that the options are not exercisable after employment ends (other than for death or disability). The option holder's estate may exercise the option upon the holder's death (including portions of the options that had not vested) for a period of one year. Similarly, the option holder may exercise the option upon termination due to disability (including portions of the options that had not vested) for a period of three months following termination of employment.

        Retirement Savings Plan.    Our matching contributions under our 401(k) plan are immediately vested at the time they are made, and each participant is always fully vested in the value of his or her contributions under the plan.

        Deferred Compensation Plan.    Each of our named executive officers is fully vested in account assets held in the Deferred Compensation Plan. Under the terms of the Deferred Compensation Plan, if a participant (other than one eligible for retirement) terminates employment with us, the participant's account balance under the plan would continue to be adjusted for earnings and losses in the investment choices selected by the participant and would be paid six months following termination of employment. If a participant who is eligible for retirement (one who is 55 years of age with five years of service to us) terminates employment with us for any reason, the participant's account balance under the plan would continue to be adjusted for earnings and losses in the investment choices selected by the participant until paid in accordance with the retirement distribution election made by the participant.

        Employee Stock Purchase Plan.    Upon termination of employment, all amounts in the participant's account are paid to the participant.

        Executive Medical Insurance Plan.    Upon termination of employment, our named executive officers are ineligible to continue participation under our executive medical plan and our other benefit and welfare plans (subject to rights to participate in continuation coverage).

        General.    We do not have any other written or unwritten arrangement, policy or plan which would provide payments, equity or acceleration of vesting on unvested stock awards to any of our named executive officers as a result of a termination of any kind, including following a change in control.

NOMINATING, COMPENSATION & GOVERNANCE COMMITTEE REPORT

        The Nominating, Compensation & Governance Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on such review and discussions, the Nominating, Compensation & Governance Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company's Annual Report on Form 10-K for fiscal 2009.

Respectfully submitted,

Clarence H. Smith, Chairman
Dennis M. Love
Helen B. Weeks

 COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        Dennis M. Love, Clarence H. Smith and Helen B. Weeks served on our NC&G Committee during fiscal 2009. None of them are current officers or employees of our company or any subsidiary, none of them are former officers of our company or any subsidiary and none of them have any other relationship requiring disclosure by us under any paragraph of Item 404 of Regulation S-K.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Our Board of Directors reviews all related party transactions that are disclosable under Item 404(a) of Regulation S-K. To help identify related party transactions, each director and executive officer annually completes a questionnaire that requires the disclosure of any transaction or relationship that the individual, or any member of his or her immediate family, has or will have with our company. Our Legal Department, with the assistance of other members of senior management, also reviews contemplated transactions by our company and our subsidiaries to determine if one of our directors or executive officers, or a company with which one of our directors or executive officers is affiliated, proposes to engage in a transaction that our Board of Directors should review.

        Our Board of Directors will only approve those related party transactions that are in, or not inconsistent with, the best interests of our company and our shareholders. In determining whether to approve or reject a related party transaction, our Board of Directors considers such information as it deems important to determine whether the transaction is on reasonable and competitive terms and is fair to our company.

        Mr. E. Jenner Wood III, one of our directors, is Chairman, President and Chief Executive Officer of SunTrust Bank, Central Group, a subsidiary of SunTrust Banks, Inc. (to which we refer collectively with its subsidiaries as "SunTrust") and is an executive officer of SunTrust Banks, Inc. We maintain a $175 million syndicated, revolving credit facility under which subsidiaries of SunTrust serve as agent and lender. This loan was made in the ordinary course of business, was made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the lender and did not involve more than the normal risk of collectibility or present other unfavorable features. Our aggregate payments to SunTrust did not exceed 1% of our gross revenues during fiscal 2009 or 1% of SunTrust's gross revenues during its fiscal year ended December 31, 2009. Additional information relating to SunTrust's relationship with our company can be found under the caption "Related Party Transactions" in Note 12 to our consolidated financial statements included in our Annual Report on Form 10-K for fiscal 2009 filed with the SEC on March 31, 2010.

        In addition, in June 2009, we completed a private offering of $150 million in aggregate principal amount of senior secured notes. The net proceeds from that offering, together with other borrowings, were used to consummate a tender offer for other outstanding senior unsecured notes of our company. SunTrust Robinson Humphrey, Inc., an affiliate of SunTrust Banks, Inc., acted as a joint book-running manager in connection with the June 2009 offering and as a dealer-manager in connection with the tender offer for our other senior unsecured notes. SunTrust Robinson Humphrey, Inc. received an aggregate of $750,000 for its services in connection with those transactions.

AUDIT-RELATED MATTERS

Report of the Audit Committee

        The Audit Committee, which operates under a written charter adopted by the Board of Directors of Oxford Industries, Inc., is composed of independent directors and oversees, on behalf of the Board of Directors, the Company's financial reporting process and system of internal control over financial reporting.

        The Company's management has the primary responsibility for the financial statements and the reporting process, including the systems of internal control over financial reporting. The Company has a full-time Internal Audit Department that reports to the Audit Committee and the Company's senior management. The Internal Audit Department is responsible for objectively reviewing and evaluating the adequacy, effectiveness and quality of the

Company's system of internal controls related to, among other things, the reliability and integrity of the Company's financial information and the safeguarding of the Company's assets.

        Ernst & Young LLP, the Company's independent registered public accounting firm, is responsible for performing an independent audit of the Company's consolidated financial statements in accordance with the auditing standards of the Public Company Accounting Oversight Board and expressing an opinion on the effectiveness of the Company's internal control over financial reporting. In accordance with law, the Audit Committee has ultimate authority and responsibility for selecting, compensating, evaluating and, when appropriate, replacing the Company's independent registered public accounting firm. The Audit Committee has the authority to engage its own outside advisers, including experts in particular areas of accounting, as it determines appropriate, apart from counsel or advisers hired by management.

        In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements included in the Company's Annual Report on Form 10-K for fiscal 2009, including a discussion of the quality and acceptability of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

        The Audit Committee discussed with Ernst & Young LLP its judgment as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Audit Committee under Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and as amended by applicable law.

        In addition, Ernst & Young LLP provided to the Audit Committee the written disclosures and the letter regarding their independence from management and the Company as required by applicable requirements of the Public Company Accounting Oversight Board. The Audit Committee discussed this information with the independent auditors. The Audit Committee discussed with Ernst & Young LLP and the Company's Internal Audit Department the overall scope and plans for their respective audits. The Audit Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls and the overall quality of the Company's financial reporting. The Audit Committee also considered whether the independent auditors' provision of other non-audit services to the Company is compatible with the auditors' independence.

        In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors approved) that the audited financial statements be included in the Company's Annual Report on Form 10-K for fiscal 2009 for filing with the U.S. Securities and Exchange Commission.

Respectfully Submitted,

Cecil D. Conlee, Chairman
George C. Guynn
John R. Holder

 Fees Paid to Independent Registered Public Accounting Firm

        The following table summarizes certain fees that we paid to Ernst & Young LLP, our independent registered public accounting firm, for professional services rendered for each of fiscal 2009 and fiscal 2008:

Fee Category	Fiscal 2009 ($)	Fiscal 2008 ($)
Audit fees	1,376,382	1,213,653
Audit-related fees	14,214	11,715
Tax fees	42,975	82,119
All other fees	—	—

Total fees	1,433,571	1,307,487

        Audit Fees.    "Audit fees" are fees for the audit of our financial statements, reviews of our quarterly financial statements included in Forms 10-Q filed with the SEC and related services provided in connection with statutory and regulatory filings.

        Audit-Related Fees.    "Audit-related fees" are fees for audit-related services such as services related to potential business acquisitions and dispositions, assistance with implementation of recently adopted rules and regulations, compliance with rules and regulations applicable to accounting matters and audits performed pursuant to certain royalty and lease agreements.

        Tax Fees.    "Tax fees" are fees for tax compliance, planning and advisory services.

        The Audit Committee considered the effects that the provision of the services described above under the subheadings "Audit-related fees" and "Tax fees" may have on the auditors' independence and has determined that such independence has been maintained.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

        Our Audit Committee has adopted a policy for the pre-approval of services provided by our independent registered public accounting firm. Unless a service to be provided by our independent registered public accounting firm has received general pre-approval under the policy, it requires specific pre-approval by our Audit Committee or the chair of our Audit Committee before the commencement of the service. The pre-approval policy is detailed as to the particular services to be provided, and our Audit Committee is to be informed about each service provided.

        Specific pre-approval is required for significant recurring annual engagements, such as engagements for the required annual audit and quarterly reviews (including the audit of internal control over financial reporting) and statutory or employee benefit plan audits. Any individual engagement with an estimated cost of more than $75,000 must be specifically pre-approved before the commencement of the engagement by our Audit Committee or by the chair of our Audit Committee, even if the service in question has received general pre-approval. In addition, further Audit Committee pre-approval is required if the aggregate fees for such engagements would exceed $200,000. As appropriate, at each Audit Committee meeting, the entire Audit Committee reviews services performed since the prior meeting pursuant to the general pre-approvals granted under the policy, as well as services pre-approved by the chair of our Audit Committee.

        The nature and dollar value of services performed under the general pre-approval guidelines are reviewed with our Audit Committee on at least an annual basis. None of the fees paid to Ernst & Young LLP for fiscal 2009 or fiscal 2008 were in connection with services provided in reliance upon the de minimis exception to the SEC's rules requiring pre-approval of such services.

COMMON STOCK OWNERSHIP BY MANAGEMENT
AND CERTAIN BENEFICIAL OWNERS

        The table below sets forth certain information, as of April 15, 2010 (except as noted), regarding the beneficial ownership of shares of our common stock by:

  •
  owners of 5% or more of our common stock;

  •
  our directors;

  •
  our named executive officers; and

  •
  our directors and executive officers as a group.

        Except as set forth below, the shareholders named below have sole voting and investment power with respect to all shares of our common stock shown as being beneficially owned by them. Unless otherwise indicated, the address for each shareholder on this table is c/o Oxford Industries, Inc., 222 Piedmont Avenue, N.E., Atlanta, Georgia 30308.

	Beneficial Ownership of Common Stock
Name	Number of Shares(1)		Percent of Class(1)
Kornitzer Capital Management, Inc.	1,546,159	(a)	9.36
Blackrock, Inc.	1,076,387	(b)	6.51
Robeco Investment Management, Inc.	1,021,513	(c)	6.18
Thomas C. Chubb III	117,238	(d)	*
Cecil D. Conlee	24,571	(e)	*
K. Scott Grassmyer	47,907	(f)	*
Miles H. Gray	1,001	(g)	*
George C. Guynn	5,111		*
John R. Holder	6,722		*
J. Hicks Lanier	1,705,467	(h)	10.31
J. Reese Lanier	505,960	(i)	3.06
Dennis M. Love	6,513		*
Knowlton J. O'Reilly	46,439		*
Terry R. Pillow	135,000		*
Clarence H. Smith	6,490		*
Helen B. Weeks	6,638		*
E. Jenner Wood III	7,090		*
All directors and executive officers as a group (17 persons)(j)	2,711,673	(k)	16.36

*
Less than 1%

(1)
Calculations based on an aggregate of 16,523,729 shares of our common stock outstanding as of the close of business on April 15, 2010. The number of shares and percentage of the class beneficially owned for each shareholder assume the issuance of all shares attributable to outstanding options held by such shareholder that may be exercised within 60 days of April 15, 2010 but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The number of shares and percentage of the class beneficially owned by all directors and executive officers as a group assume the issuance of all shares attributable to outstanding options held by such directors and executive officers that may be exercised within 60 days of April 15, 2010.

(a)
The shares reported are held by Kornitzer Capital Management, Inc. ("KCM") in its capacity as an investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E) of the Exchange Act. As reported by KCM, KCM is an investment adviser with respect to the reported shares for the accounts of other persons who have the right to receive, and the power to direct the receipt of, dividends from, or the proceeds from the sale of, the reported shares. KCM reported sole dispositive power over 1,503,316 of the reported shares and sole voting power over all of the reported shares. The address for KCM is 5420 West 61st Place, Shawnee Mission, KS 66205. This information was as of December 31, 2009 and was obtained from a Schedule 13G/A filed on January 22, 2010.

(b)
The shares reported are held by Blackrock, Inc. ("Blackrock") in its capacity as a parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G) of the Exchange Act. As reported by Blackrock, various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the common stock of, the reported shares. Blackrock reported sole voting and dispositive power over all of the reported shares. The address for Blackrock is 40 East 52nd Street, New York, NY 10022. This information was as of December 31, 2009 and was obtained from a Schedule 13G filed on January 29, 2010.

(c)
The shares reported are held by Robeco Investment Management, Inc. ("RIM") in its capacity as an investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E) of the Exchange Act for the discretionary account of certain clients. RIM reported sole voting power over 475,175 of the reported shares and sole dispositive power over all of the reported shares. The address for RIM is 909 Third Ave., New York, NY 10022. This information was as of December 31, 2009 and was obtained from a Schedule 13G filed on February 12, 2010.

(d)
Includes 26,270 shares issuable pursuant to outstanding stock options that may be exercised within 60 days of April 15, 2010.

(e)
Consists of 14,571 shares held individually by Mr. Conlee and 10,000 shares held by The Conlee Company. Mr. Conlee disclaims beneficial ownership of the shares held by The Conlee Company except to the extent of his pecuniary interest therein.

(f)
Includes 5,000 shares issuable pursuant to outstanding stock options that may be exercised within 60 days of April 15, 2010.

(g)
Mr. Gray served as one of our executive officers until January 28, 2010, when his successor as CEO of the Ben Sherman Group, Mr. Panayiotis P. Philippou, was elected an executive officer. Mr. Gray retired from the Ben Sherman Group as of January 30, 2010. Section 16(a) of the Exchange Act requires that our executive officers, among others, file with the SEC certain reports with respect to such person's beneficial ownership of our equity securities. Accordingly, Mr. Gray's obligation to file such reports pursuant to Section 16(a) of the Exchange Act generally terminated on January 28, 2010. Information regarding Mr. Gray's beneficial ownership of shares of our common stock is based on the last report filed by Mr. Gray with the SEC with respect to his beneficial ownership of our equity securities.

(h)
Consists of 617,970 shares held individually by Mr. J. Hicks Lanier, 582,020 shares held in trust, 492,477 shares held by a charitable foundation of which Mr. Lanier is a trustee and 13,000 shares issuable pursuant to outstanding stock options that may be exercised within 60 days of April 15, 2010. Mr. Lanier disclaims beneficial ownership of the 582,020 reported shares held in trust and the 492,477 reported shares held by the charitable foundation of which Mr. Lanier is a trustee.

(i)
Consists of 428,461 shares held individually by Mr. J. Reese Lanier, 76,899 shares held in trust and 600 shares held by Mr. Lanier's wife. Mr. Lanier disclaims beneficial ownership of the reported shares held in trust and by his wife.

(j)
The number of shares and percentage of the class beneficially owned by all directors and executive officers as a group exclude shares beneficially owned by Mr. Gray because he was not an executive officer of the Company on April 15, 2010.

(k)
Of this amount, the executive officers not listed by name hold individually an aggregate of 87,527 shares and have the right to acquire 3,000 shares pursuant to outstanding stock options that may be exercised within 60 days of April 15, 2010.

        Under the SEC's rules, a person may be deemed to beneficially own securities in which he or she has no pecuniary interest. The information set forth above under this heading "Common Stock Ownership by Management and Certain Beneficial Owners" shall not be construed as an admission that any such person is, for purposes of Section 13(d) or 13(g) of the Exchange Act or otherwise, the beneficial owner of any securities disclosed above.

 Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires that our officers and directors, and persons who beneficially own more than 10% of our common stock, file with the SEC certain reports, and to furnish copies thereof to us, with respect to each such person's beneficial ownership and changes in ownership of our equity securities. Due to the complexity of the SEC's reporting rules, our Legal Department undertakes to file such reports on behalf of our directors and executive officers and has instituted procedures to assist them with these obligations.

        Based on a review of the company's records and other information, we believe that all required reports by our directors and executive officers were filed on a timely basis in fiscal 2009, except that (1) due to the timing of communications between our Legal Department and Mr. Holder, one Form 3 and one Form 4 timely filed for Mr. Holder following his election to our Board of Directors failed to include shares of our common stock that were acquired by Mr. Holder prior to his election to our Board of Directors (and resulted in an amendment to his Form 3 upon discovery (after the filing due date) to report the correct number of shares of our common stock owned by Mr. Holder at the time of his election to our Board of Directors), and (2) one Form 4 timely filed for Mr. Campbell to report shares of our common stock withheld to satisfy tax withholding obligations upon the vesting of a restricted stock award reported an incorrect number of shares withheld due to an administrative error and was promptly amended upon discovery (after the filing due date) to report the correct number of shares withheld.

EQUITY COMPENSATION PLAN INFORMATION

        The following table sets forth information concerning our equity compensation plans as of January 30, 2010:

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders
1992 Stock Option Plan	11,895	$10.73	—
1997 Stock Option Plan	179,210	26.02	—
Employee Stock Purchase Plan(1)	—	—	578,132
Long-Term Stock Incentive Plan	10,000(2)	—	1,021,463
Equity compensation plans not approved by security holders	—	—	—
Total	191,105(3)	25.07(3)	1,599,595

(1)
The number of securities to be issued and the weighted average purchase price under our ESPP are not determinable as of any date other than the last day of the applicable quarterly purchase period.

(2)
Reflects the number of shares of our common stock that, as of January 30, 2010, were to be granted (contingent upon the lapse of certain restrictions) pursuant to restricted share units granted under our LTIP.

(3)
The total number of securities to be issued upon exercise of outstanding options, warrants and rights reflected in the table, and the associated weighted-average exercise price of such outstanding options, warrants and rights, exclude the 10,000 shares of our common stock to be granted (contingent upon the lapse of certain restrictions) pursuant to restricted share units granted under our LTIP.

PROPOSALS FOR SHAREHOLDER CONSIDERATION

Proposal No. 1: Election of Directors

  Board of Directors

        Under our Articles of Incorporation, our Board of Directors is to consist of at least nine members, with the specific number fixed by our Bylaws, as amended from time to time. Currently, our Bylaws have fixed the number of directors at 10, with nine members presently serving. Accordingly, there is one vacancy on our Board of Directors; however, proxies cannot be voted for more than three nominees. In accordance with our Articles of Incorporation, our directors are divided into three classes that are as nearly equal in size as possible. Directors in each class are elected to three-year terms, with director classes serving staggered terms. A director holds office until the annual meeting of shareholders held in the year during which the director's term ends and until his or her successor is elected and qualified.

  Bylaws Relating to Retirement

        Pursuant to our Bylaws, an individual becomes ineligible for election or appointment as a director:

  •
  for any employee director (i.e., someone who concurrently serves as an employee of our company and as a member of our Board of Directors), other than an individual who has at any time served as our Chief Executive Officer, following the end of our fiscal year during which such individual reaches the age of 65; and

  •
  for any other individual, following the end of our fiscal year during which such individual reaches the age of 72.

  Director Nominees

        Our Board of Directors currently consists of three Class I directors (consisting of Messrs. Cecil D. Conlee, J. Reese Lanier and Dennis M. Love), three Class II directors (consisting of Messrs. John R. Holder, J. Hicks Lanier and Clarence H. Smith) and three Class III directors (consisting of Mr. George C. Guynn, Ms. Helen B. Weeks and Mr. E. Jenner Wood III).

        At our 2010 Annual Meeting of Shareholders, the terms of our three Class III directors will expire. Each of Mr. George C. Guynn, Ms. Helen B. Weeks and Mr. E. Jenner Wood III was most recently elected by our shareholders at our 2007 Annual Meeting of Shareholders. Our Board of Directors has nominated each of Mr. George C. Guynn, Ms. Helen B. Weeks and Mr. E. Jenner Wood III for election at our annual meeting, each to serve for a three year term expiring in 2013 and until his or her respective successor is elected and qualified.

        The term of our Class I directors expires in 2011, and the term of our Class II directors expires in 2012. Each of our Class I and Class II directors is expected to remain in office for the remainder of his respective term.

  Required Vote

        In an uncontested election at an annual meeting of shareholders, our Bylaws require that each director be elected by a majority of the votes cast with respect to such director (number of shares voted "for" a director must exceed the number of votes cast "against" that director). In accordance with our Bylaws, in order for a shareholder to have nominated a director for consideration at the 2010 Annual Meeting of Shareholders, we must have received the nomination not later than the close of business on March 17, 2010. We have not received a shareholder nomination for a director for consideration at the annual meeting. Accordingly, the election of directors at the 2010 Annual Meeting of Shareholders is an uncontested election.

        Under Georgia law, if, in an uncontested election at the annual meeting, a nominee who is already serving as a director is not elected, the director would continue to serve on our Board of Directors as a "holdover director." Under our Bylaws, any holdover director who fails to be elected by a majority of the votes cast with respect to such director in an uncontested election must offer to tender his or her resignation to our Board of Directors. Our Board of Directors, in consultation with any of its committees so designated, would then determine whether to accept or reject the resignation, or whether other action should be taken. Under our Bylaws, our Board of Directors is required to act on the resignation and publicly disclose its decision and the rationale behind it within 90 days from the date the election results are certified. If a nominee who was not already serving as a director is not elected at the annual meeting, that nominee would not become a director and would not serve on our Board of Directors as a "holdover director." All of the director nominees for election at the 2010 Annual Meeting of Shareholders are currently serving on our Board of Directors.

        Abstentions will have no effect on the vote for the election of directors.

        Each nominee has consented to serve if elected, and our Board of Directors has no reason to believe that any nominee will be unable or unwilling to serve if elected. If a nominee becomes unwilling or unable to serve prior to the annual meeting, then at the recommendation of our Board of Directors:

  •
  proxies will be voted for a substitute nominee selected by or at the direction of our Board of Directors;

  •
  the vacancy created by the inability or unwillingness of a nominee to serve will remain open until filled by our Board of Directors; or

  •
  our Bylaws may be amended to reduce the number of directors serving on our Board of Directors.

        Our Board of Directors is also searching for other qualified persons to add to our Board of Directors to fill the remaining vacancy. Because no such candidate was identified at the time that this proxy statement was delivered to our shareholders, our Board of Directors has determined to leave the seat vacant until an appropriate individual has been identified. Proxies cannot be voted for a greater number of persons than the number of nominees named.

  Recommendation of our Board of Directors

        OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" EACH OF MR. GEORGE C. GUYNN, MS. HELEN B. WEEKS AND MR. E. JENNER WOOD III AS A CLASS III DIRECTOR.

 Proposal No. 2: Ratification of Appointment of Independent Registered Public Accounting Firm

  Independent Registered Public Accounting Firm

        At the recommendation of our Audit Committee, our Board of Directors has selected Ernst & Young LLP to serve as our independent registered public accounting firm during fiscal 2010. Ernst & Young LLP has served as our independent auditors since May 2002. Our Board of Directors considers such accountants to be well qualified and recommends that our shareholders vote to ratify their appointment. Shareholder ratification of the appointment of our independent registered public accounting firm is not required by law; however, our Board of Directors considers the solicitation of shareholder ratification to be in our company's and its shareholders' best interests.

  Required Vote

        Ratification of the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm during fiscal 2010 requires the affirmative vote of at least a majority of the outstanding shares of our common stock present at the annual meeting, in person or by proxy, and entitled to vote on the proposal. Abstentions will have the same effect as a vote against this proposal.

        In light of the difficulty and expense involved in changing auditors on short notice, if our shareholders do not ratify the appointment of Ernst & Young LLP at the annual meeting, it is contemplated that the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm during fiscal 2010 will stand unless our Board of Directors finds other reasons for making a change. Disapproval by our shareholders will be considered a recommendation that our Board of Directors select another independent registered public accounting firm for the following year. A representative of Ernst & Young LLP is expected to attend the annual meeting. The representative will be given the opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions from shareholders.

  Recommendation of our Board of Directors

        OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP TO SERVE AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM DURING FISCAL 2010.

 Other Matters

        Our Board of Directors knows of no other matters that will be brought before the annual meeting, and our Bylaws do not allow proposals to be presented at the annual meeting unless they were properly presented to us prior to March 17, 2010. However, if any other question that requires a vote is properly presented at the meeting, the persons named in the enclosed proxy as the proxy holders will vote on such matters as recommended by our Board of Directors or, if no recommendation is given, in their discretion to the extent permitted under applicable law.

        Approval of any other matter that properly comes before the annual meeting requires the affirmative vote of a majority of the outstanding shares of our common stock present at the annual meeting, in person or by proxy, and entitled to vote on the proposal (except as otherwise provided in our Articles of Incorporation or Bylaws or applicable law for actions that require a greater percentage of votes in favor of a proposal).

ADDITIONAL INFORMATION

Annual Report on Form 10-K

        We will provide without charge, at the written request of any shareholder of record as of April 15, 2010, a copy of our Annual Report on Form 10-K, including the financial statements, for fiscal 2009, as filed with the SEC, excluding exhibits. We will provide copies of the exhibits if they are requested by eligible shareholders. We may impose a reasonable fee for providing the exhibits. Requests for copies of our Annual Report on Form 10-K should be mailed to: Oxford Industries, Inc., 222 Piedmont Avenue, N.E., Atlanta, GA 30308, Attention: Investor Relations.

Submission of Director Candidates by Shareholders

        Pursuant to our Bylaws, to be timely, a director nomination by a shareholder must generally be delivered to our Secretary not less than 90 days nor more than 120 days prior to the first anniversary of the date of the preceding year's annual meeting; however, if the annual meeting of shareholders is advanced more than 30 days prior to or delayed more than 30 days after the first anniversary of the preceding year's annual meeting, a director nomination submitted by a shareholder to be timely must be delivered not later than the close of business on the later of (1) the 90th day prior to the annual meeting or (2) the 10th day following the date on which public announcement of the date of such annual meeting is first made. Any recommendation received by our Secretary will be promptly forwarded to the chair of our NC&G Committee for consideration. In order for a shareholder to nominate a director candidate for consideration at our 2011 Annual Meeting of Shareholders, we must receive notice of such nomination on or before March 16, 2011 unless the date of our 2011 Annual Meeting of Shareholders is advanced more than 30 days prior to or delayed more than 30 days after June 14, 2011. Any such nominations must comply with the other requirements for proper nominations pursuant to our Bylaws.

        Our Bylaws set out the specific requirements that a shareholder must satisfy in order to properly nominate a director candidate. Any shareholder filing a written notice of nomination for director must describe various matters regarding the nominee and the shareholder, including, among other things, such information as name; address;

occupation; shares, rights to acquire shares and other derivative securities held; and any relevant understandings or arrangements between the shareholder and affiliated parties, if any. A copy of the requirements for nominating a director candidate is available in print to any shareholder who so requests it. Requests for a copy of these requirements should be mailed to: Oxford Industries, Inc., 222 Piedmont Avenue, N.E., Atlanta, GA 30308, Attention: Investor Relations.

        In addition to candidates submitted by shareholders, our NC&G Committee will also consider candidates recommended by directors, management, third party search firms and other credible sources. Candidates recommended by any of these sources will be equally evaluated and considered. Our NC&G Committee will compile a complete list of candidates recommended from any credible source and evaluate each candidate. Each candidate will be evaluated in the context of the current composition of our Board of Directors, the current needs of our Board of Directors and the long-term interests of our shareholders. In making its evaluation of possible director candidates, our NC&G Committee will consider, among other things, issues such as a candidate's independence, age, understanding of our industry, general business knowledge and experience, financial literacy and expertise, availability and commitment. After evaluating each candidate, our NC&G Committee will determine which candidates it will recommend to the full Board of Directors.

Shareholder Proposals

        Pursuant to our Bylaws, in order for a shareholder proposal (other than a director nomination) to be considered at an annual meeting, the proposal must be delivered to our Secretary not less than 90 days nor more than 120 days prior to the first anniversary of the date of the preceding year's annual meeting; however, if the annual meeting of shareholders is advanced more than 30 days prior to or delayed more than 30 days after the first anniversary of the preceding year's annual meeting, in order to be timely, a shareholder proposal must be delivered not later than the close of business on the later of (1) the 90th day prior to the annual meeting or (2) the 10th day following the date on which public announcement of the date of such annual meeting is first made. Our Bylaws further contemplate that shareholders who wish to have a proposal included in our proxy statement may be permitted to do so in accordance with Rule 14a-8 under the Exchange Act provided the proposal is otherwise in accordance with such Rule 14a-8.

        Accordingly, in order for a shareholder proposal (other than a director nomination) to be considered at our 2011 Annual Meeting of Shareholders, we must receive the proposal on or before March 16, 2011 unless the date of our 2011 Annual Meeting of Shareholders is advanced more than 30 days prior to or delayed more than 30 days after June 14, 2011.

        Our Bylaws set out the specific requirements that a shareholder must satisfy in order to properly make a proposal for consideration by our shareholders at an annual meeting. Any shareholder submitting a proposal must describe various matters regarding the shareholder, including, among other things, such information as name; address; occupation; shares, rights to acquire shares and other derivative securities held; and any relevant understandings or arrangements between the shareholder and affiliated parties, if any. A copy of the requirements for submitting a shareholder proposal is available in print to any shareholder who so requests it. Requests for a copy of these requirements should be mailed to: Oxford Industries, Inc., 222 Piedmont Avenue, N.E., Atlanta, GA 30308, Attention: Investor Relations.

Communications to our Board of Directors

        Mail can be addressed to our directors in care of the Office of the Secretary, Oxford Industries, Inc., 222 Piedmont Ave., N.E., Atlanta, Georgia 30308. At the direction of our Board of Directors, all mail received will be opened and screened for security purposes. The mail will then be logged in. All mail, other than trivial or obscene items, will be forwarded. Trivial items will be delivered to our directors at the next scheduled meeting of our Board of Directors. Mail addressed to a particular director will be forwarded or delivered to that director. Mail addressed to "Outside Directors," "Non-Management Directors" or the "Presiding Independent Director" will be forwarded or delivered to our presiding independent director. Mail addressed to the "Board of Directors" will be forwarded or delivered to the chair of our Board of Directors.

Proxy Solicitation

        We will bear the cost of solicitation of proxies by our Board of Directors in connection with the annual meeting. We will reimburse brokers, fiduciaries and custodians for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of our common stock held in their names. Our employees may solicit proxies by mail, telephone, facsimile, electronic mail and personal interview. We have also engaged Laurel Hill Advisory Group, LLC to act as our proxy solicitor and have agreed to pay it $7,000 per year, plus reasonable expenses, for such services, among other services that will be provided to us in the ordinary course of business.

By Order of the Board of Directors

Thomas E. Campbell Senior Vice President-Law, General Counsel and Secretary

        Our Annual Report to Shareholders for fiscal 2009, which includes audited financial statements, accompanies this proxy statement. The annual report does not form any part of the material for the solicitation of proxies.

000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 0 2 5 5 2 9 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND C 1234567890 J N T C123456789 Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 016MOB 1 U PX + PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Annual Meeting Proxy Card Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below C Please date this proxy and sign exactly as your name or names appear. If shares are jointly owned, both owners should sign. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If signing as a corporation, please sign in full corporate name by President or other authorized officer. If signing as a partnership, please sign in partnership name by authorized person. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. + B Non-Voting Items A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2. For Against Abstain 2. Proposal to ratify the appointment of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm during fiscal 2010. 3. The proxies are authorized to vote in their discretion upon all such other matters as may properly come before the annual meeting, as recommended by the Board of Directors. 01 - George C. Guynn 02 - Helen B. Weeks 03 - E. Jenner Wood III 1. Proposal to elect the nominees listed below. If a nominee becomes unwilling or unable to serve, the Proxy will be voted for a substitute nominee or will not be voted, as recommended by the Board of Directors. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting. Change of Address — Please print new address below. For Against Abstain For Against Abstain For Against Abstain

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ANNUAL MEETING OF SHAREHOLDERS, JUNE 14, 2010 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS The executing shareholder(s) appoints J. HICKS LANIER, THOMAS C. CHUBB III and THOMAS E. CAMPBELL, and each of them, proxies, with full power of substitution, for and in the name of the executing shareholder(s), to vote all shares of the common stock of Oxford Industries, Inc. that the executing shareholder(s) would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held on Monday, June 14, 2010, at 3:00 p.m., local time, at the offices of Oxford Industries, Inc., 222 Piedmont Avenue, N.E., Atlanta, Georgia 30308, and at any adjournment or postponement thereof, upon the matters described in the accompanying Notice of Annual Meeting and Proxy Statement, receipt of which is acknowledged, and upon any other business that may properly come before the meeting or any adjournment or postponement thereof. Said persons are directed to vote as indicated on the reverse side, and otherwise in their discretion, as recommended by the Board of Directors, upon any other business. THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED “FOR” EACH OF THE DIRECTOR NOMINEES NAMED IN PROPOSAL 1, “FOR” PROPOSAL 2, AND IN THE DISCRETION OF THE PROXIES, AS RECOMMENDED BY THE BOARD OF DIRECTORS, ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING TO THE EXTENT PERMITTED UNDER APPLICABLE LAW. Please sign and date on the reverse side and return this proxy immediately in the enclosed envelope, whether or not you plan to attend the annual meeting. Proxy — Oxford Industries, Inc.